                                                        EXHIBIT 2.1
                                                        ASSET PURCHASE AGREEMENT

================================================================================


                          ASSET PURCHASE AGREEMENT

                                BY AND AMONG

                             QUEST MEDICAL, INC.

                             ATRION CORPORATION

                                     AND

                            QMI ACQUISITION CORP.

                        DATED AS OF DECEMBER 29, 1997


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
                               TABLE OF CONTENTS

                                                                                                                     PAGE
                                                                                                                     ----
ARTICLE  1  DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             2
         1.1     Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .               2

ARTICLE  2       TERMS OF THE TRANSACTION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              11
         2.1     Agreement to Purchase and Sell . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              11
                 2.1.1    Sale of Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              11
                 2.1.2    Excluded Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              11
         2.2     Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              12
         2.3     Assumed Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              12
         2.4     Aggregate Purchase Price Adjustment  . . . . . . . . . . . . . . . . . . . . . . . . . .              13
                 2.4.1    Closing Balance Sheet . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              13
                 2.4.2    Review of Adjustment Statement  . . . . . . . . . . . . . . . . . . . . . . . .              13
                 2.4.3    Asset Value Adjustments Procedure . . . . . . . . . . . . . . . . . . . . . . .              14

ARTICLE  3       REPRESENTATIONS AND WARRANTIES OF QUEST  . . . . . . . . . . . . . . . . . . . . . . . .              14
         3.1     Organization; Power and Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . .              14
         3.2     Authorization; Execution and Validity  . . . . . . . . . . . . . . . . . . . . . . . . .              15
         3.3     Title  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              15
         3.4     Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              15
         3.5     Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              15
                 3.5.1    Quest Year-End Financial Statements . . . . . . . . . . . . . . . . . . . . . .              15
                 3.5.2    Quest Interim Financial Statements  . . . . . . . . . . . . . . . . . . . . . .              16
                 3.5.3    Seller Year-End Financial Statements  . . . . . . . . . . . . . . . . . . . . .              16
                 3.5.4    Seller Interim Financial Statements . . . . . . . . . . . . . . . . . . . . . .              16
         3.6     Absence of Undisclosed Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . .              17
         3.7     Absence of Certain Changes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              17
         3.8     No Conflict; Seller Consents   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              17
         3.9     Condition of Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              18
         3.10    Real Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              18
         3.11    Personal Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              20
                 3.11.1   Owned Personal Property . . . . . . . . . . . . . . . . . . . . . . . . . . . .              20
                 3.11.2   Leased Personal Property  . . . . . . . . . . . . . . . . . . . . . . . . . . .              20
         3.12    Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              20
         3.13    Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              20
         3.14    Litigation; Orders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              21
         3.15    Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              21
         3.16    Permits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              21
         3.17    Medical Device Regulation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              21
         3.18    Intellectual Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              22

         3.19    Employee Benefits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              23
                 3.19.1   Employee Benefit Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . .              23
                 3.19.2   Records . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              23
                 3.19.3   Actions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              23
                 3.19.4   Multiemployer Plans and Multiple Employer Plans . . . . . . . . . . . . . . . .              23
         3.20    Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              24
         3.21    Compliance with Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              24
         3.22    Labor Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              24
         3.23    Accounts Receivable  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              24
         3.24    Inventory  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              24
         3.25    Trade Payables . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              25
         3.26    Brokers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              25

ARTICLE  4       REPRESENTATIONS AND WARRANTIES OF BUYER AND
                 BUYER PARENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              25
         4.1     Organization; Power and Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . .              25
         4.2     Authorization; Execution and Validity  . . . . . . . . . . . . . . . . . . . . . . . . .              25
         4.3     No Conflict; Buyer Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              26
         4.4     Litigation; Orders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              26
         4.5     Sufficient Funds . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              26
         4.6     Brokers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              26

ARTICLE  5       COVENANTS OF QUEST . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              27
         5.1     Cooperation by Quest . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              27
         5.2     Pre-Closing Access to Information  . . . . . . . . . . . . . . . . . . . . . . . . . . .              27
         5.3     Operation of Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              28
         5.4     Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              29
         5.5     Governmental Matters.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              29
                 5.5.1    HSR Act Compliance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              29
                 5.5.2    Other Governmental Approvals  . . . . . . . . . . . . . . . . . . . . . . . . .              29
         5.6     Supplements to Schedules . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              30
         5.7     No-Shop Provisions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              30
         5.8     Noncompetition . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              30

ARTICLE  6       COVENANTS OF BUYER AND BUYER PARENT  . . . . . . . . . . . . . . . . . . . . . . . . . .              31
         6.1     Cooperation by Buyer and Buyer Parent  . . . . . . . . . . . . . . . . . . . . . . . . .              31
         6.2     Pre-Closing Access to Information  . . . . . . . . . . . . . . . . . . . . . . . . . . .              32
         6.3     Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              32
         6.4     Governmental Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              32
                 6.4.1    HSR Act Compliance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              32
                 6.4.2    Other Governmental Approvals  . . . . . . . . . . . . . . . . . . . . . . . . .              32
         6.5     Noncompetition . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              33

ARTICLE 7        MUTUAL COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              34
         7.1     Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              34





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

                 7.1.1    Quest's Responsibility  . . . . . . . . . . . . . . . . . . . . . . . . . . . .              34
                 7.1.2    Buyer's and Buyer Parent's Responsibility . . . . . . . . . . . . . . . . . . .              35
                 7.1.3    Aggregate Purchase Price Allocation . . . . . . . . . . . . . . . . . . . . . .              35
         7.2     Employee Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              35
                 7.2.1    Employment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              35
                 7.2.2    Retention Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              36
                 7.2.3    Continuing Benefits and Benefit Plans . . . . . . . . . . . . . . . . . . . . .              36
                 7.2.4    Employee Savings Plan . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              37
                 7.2.5    Bonuses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              37
         7.3     Cooperation and Exchange of Information  . . . . . . . . . . . . . . . . . . . . . . . .              38
                 7.3.1    Documents, Records and Files  . . . . . . . . . . . . . . . . . . . . . . . . .              38
                 7.3.2    Transition Services . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              38
         7.4     Public Announcements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              39
         7.5     Proration. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              39
         7.6     Fees and Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              39
         7.7     Nondisclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              40
         7.8     Material Review Board Inventory  . . . . . . . . . . . . . . . . . . . . . . . . . . . .              40

ARTICLE  8       CONDITIONS PRECEDENT TO CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . . .              41
         8.1     Conditions Precedent to Buyer's and Buyer Parent's Obligations . . . . . . . . . . . . .              41
                 8.1.1    Accuracy of Representations and Warranties  . . . . . . . . . . . . . . . . . .              41
                 8.1.2    Consents; Performance of Covenants  . . . . . . . . . . . . . . . . . . . . . .              41
                 8.1.3    Deliveries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              41
                 8.1.4    Compliance with HSR Act . . . . . . . . . . . . . . . . . . . . . . . . . . . .              41
                 8.1.5    No Order  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              41
                 8.1.6    Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              42
                 8.1.7    Title and Survey  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              42
                 8.1.8    Lease Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              42
                 8.1.9    Option Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              42
         8.2     Conditions Precedent to Quest's Obligations  . . . . . . . . . . . . . . . . . . . . . .              42
                 8.2.1    Accuracy of Representations and Warranties  . . . . . . . . . . . . . . . . . .              43
                 8.2.2    Performance of Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . .              43
                 8.2.3    Deliveries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              43
                 8.2.4    Compliance with HSR Act . . . . . . . . . . . . . . . . . . . . . . . . . . . .              43
                 8.2.5    No Order  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              43
                 8.2.6    License Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              43
         8.3     If Conditions Not Satisfied  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              44

ARTICLE  9       CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              44
         9.1     Time and Place . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              44
         9.2     Deliveries by Quest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              44
         9.3     Deliveries by Buyer and Buyer Parent . . . . . . . . . . . . . . . . . . . . . . . . . .              45





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

ARTICLE 10       TERMINATION PRIOR TO CLOSING DATE  . . . . . . . . . . . . . . . . . . . . . . . . . . .              47
        10.1     Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              47
        10.2     Effect of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              47

ARTICLE 11       MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              48
        11.1     Survival; Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              48
                 11.1.1 Survival of Representations and Warranties  . . . . . . . . . . . . . . . . . . .              48
                 11.1.2 Indemnity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              48
        11.2     Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              50
        11.3     Successors and Assigns . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              50
        11.4     Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              50
        11.5     Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              50
        11.6     Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              50
        11.7     No Third-Party Beneficiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              50
        11.8     Other Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              51
        11.9     Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              51
        11.10    GOVERNING LAW  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              52
        11.11    Arbitration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              52
        11.12    Interpretation of Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              53
                 11.12.1      References  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              53
                 11.12.2      Representation; No Reliance . . . . . . . . . . . . . . . . . . . . . . . .              53
                 11.12.3      Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              54
                 11.12.4      Interpretation of Provisions  . . . . . . . . . . . . . . . . . . . . . . .              54
        11.13    Jurisdiction and Consent to Service of Process . . . . . . . . . . . . . . . . . . . . .              54
        11.14    Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              55
        11.15    Amendment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              55





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

EXHIBITS:
--------
A    -    Form of License Agreement
B    -    Form of Lease Agreement
C    -    Form of Option Agreement
D    -    Form of Legal Opinion of Seller's Counsel

SCHEDULES:
---------

1.1(a)     -   Retention Agreements
1.1(b)     -   Seller Financial Practices
1.1(c)     -   Seller's Knowledge
1.1(d)     -   Specified Account
2.1.1      -   Assets
2.1.2      -   Excluded Assets
2.3(a)     -   Closing Date Assumed Liabilities
2.3(b)     -   Other Assumed Liabilities
2.4.1      -   CV Balance Sheet
3.1        -   Foreign Qualification
3.4        -   Subsidiaries
3.6        -   Disclosed Liabilities
3.7        -   Certain Changes
3.8        -   Seller Consents
3.9        -   Condition of Assets
3.10(a)    -   Real Property
3.10(b)    -   Leased Real Property
3.11.1     -   Disposed Personal Property
3.11.2     -   Leased Personal Property
3.12       -   Insurance Policies
3.13       -   Material Contracts
3.14       -   Legal Matters
3.15       -   Environmental Matters
3.16       -   Permits
3.17       -   Medical Device Regulation
3.18       -   Intellectual Property
3.19.1     -   Employee Benefit Plans
3.20       -   Tax Contests
4.3        -   Buyer Consents
7.2.1(a)   -   Transferred Employees
7.2.1(b)   -   Retained Employees and Certain Benefits
7.3.2      -   Specified Employees
8.1.7(a)   -   Draft Title Commitment

                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT is made as of December 29, 1997, by and among QUEST MEDICAL, INC., a Texas corporation ("QUEST"), QMI ACQUISITION CORP., a Texas corporation ("BUYER"), and ATRION CORPORATION, a Delaware corporation and parent corporation of Buyer ("BUYER PARENT").

                                    RECITALS

         Quest designs, develops, manufactures and markets a variety of healthcare products used primarily in cardiovascular surgery, interventional pain management and intravenous fluid delivery applications.

         Buyer desires to purchase from Quest, and Quest desires to sell to Buyer, substantially all of the assets of Quest's cardiovascular surgical products and intravenous fluid delivery products businesses. Buyer is not buying, and Quest is not selling, the neuromodulation products business conducted by Quest's wholly-owned subsidiary, Advanced Neuromodulation Systems, Inc., a Texas corporation ("ANS"), the capital stock of ANS, the assets used exclusively in the operations of ANS, or certain other assets described in this Agreement as Excluded Assets.

         Buyer Parent, by virtue of its ownership of Buyer, will receive substantial direct and indirect benefits from the transactions contemplated by this Agreement, and Quest has requested that Buyer Parent enter into this Agreement as a condition to Quest's execution hereof.

         For purposes of this Agreement, "SELLER" means Quest and all of its assets, liabilities and operations, excluding ANS, the capital stock of ANS and all of ANS's assets, liabilities and operations.

         NOW, THEREFORE, in consideration of the foregoing premises and other good, valid and binding consideration, the receipt and sufficiency of which are hereby acknowledged, Quest, Buyer and Buyer Parent, intending to be legally bound, hereby agree as follows:

                                   AGREEMENT

                                   ARTICLE 1
                                  DEFINITIONS

         1.1 Definitions. For purposes of this Agreement, the terms set forth below shall have the following meanings:

                 "AAA" means the American Arbitration Association.

                 "ACTION" means any action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority or arbitrator.

                 "ADJUSTMENT STATEMENT" shall have the meaning set forth in
Section 2.4.1.

                 "AFFILIATE" means, with respect to any Person, any other Person controlling, controlled by, or under common control with such Person. For purposes of this Agreement, the term "CONTROL" (including, with correlative meanings, the terms "CONTROLLED BY" and "UNDER COMMON CONTROL WITH" as used with respect to any Person) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person whether through ownership of voting securities, by contract or otherwise.

                 "AGGREGATE PURCHASE PRICE" shall have the meaning set forth in
Section 2.2.

                 "AGREEMENT" means this Agreement, together with the Schedules and Exhibits hereto.

                 "ANS" has the meaning set forth in the Recitals to this Agreement.

                 "ANS COMPETITIVE BUSINESS" shall have the meaning set forth in
Section 6.5.

                 "ANS NONCOMPETITION PERIOD" shall have the meaning set forth in Section 6.5.

                 "ASSETS" shall have the meaning set forth in Section 2.1.1.

                 "ASSUMED LIABILITIES" shall have the meaning set forth in
Section 2.3.

                 "BUYER" shall have the meaning set forth in the first paragraph of this Agreement.

                 "BUYER PARENT" shall have the meaning set forth in the first paragraph of this Agreement.

                 "CHARTER DOCUMENTS" means (a) in the case of any corporation, its articles or certificate of incorporation and its by-laws, (b) in the case of any partnership, its partnership agreement and partnership certificate, if any, and (c) in the case of any other Person, its organic and governing documents, as each has been amended or supplemented from time to time.

                 "CLOSING" means the consummation of the purchase and sale of the Assets contemplated hereby.

                 "CLOSING BALANCE SHEET" means a balance sheet reflecting the assets and liabilities of Seller as of the close of business on the Closing Date, which is prepared in accordance with the Seller's Financial Practices and on the same basis as the CV Balance Sheet (excluding the Excluded Assets).

                 "CLOSING DATE" means January 30, 1998 or such later date on which all the conditions precedent to the Closing set forth in Article 8 have been met or waived.

                 "CLOSING DATE ASSET VALUE" means an amount equal to the "Total Assets" set forth on the Closing Balance Sheet.

                 "CLOSING DATE ASSUMED LIABILITIES" shall have the meaning set forth in Section 2.3.

                 "CODE" means the Internal Revenue Code of 1986, as amended from time to time.

                 "COMPETITIVE BUSINESS" shall have the meaning set forth in
Section 5.8(a).

                 "CONFIDENTIAL INFORMATION" shall have the meaning set forth in
Section 7.7.

                 "CONFIDENTIALITY AGREEMENT" means the Confidentiality Agreement dated as of May 22, 1997 between Buyer Parent and Quest.

                 "CONSENT" means a consent, approval, authorization, waiver or notification from any Person, including any Governmental Authority.

                 "CONTRACTS" means all contracts, agreements, instruments, leases, licenses, commitments and arrangements, except Permits.

                 "CV BALANCE SHEET" shall have the meaning set forth in Section 2.4.1.

                 "DAMAGES" means all losses, claims, damages, costs, fines, penalties, obligations, payments and liabilities (including those arising out of any Action), together with all reasonable costs and expenses incurred in connection with any of the foregoing; provided, however, that

Damages shall in no event include damages arising out of any interruption of business, loss of profits, loss of use of facilities, claims of customers, loss of goodwill or other indirect damages.

                 "DOLLARS" or "$" means lawful currency of the United States.

                 "EMPLOYEE BENEFIT PLAN" shall have the meaning set forth in
Section 3.19.1.

                 "ENVIRONMENTAL LAWS" means the Federal Water Pollution Control Act, the Clean Air Act, the Toxic Substances Control Act, the Solid Waste Disposal Act, the Comprehensive Environmental Response Compensation and Liability Act of 1980, the Emergency Planning and Community Right-To-Know Act, the Safe Drinking Water Act and any other federal, state or local environmental law, and the rules and regulations thereunder promulgated in final form as interpreted in accordance with public announcements.

                 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                 "ERISA PLAN" shall have the meaning set forth in Section 3(3) of ERISA with respect to any employee benefit plan maintained or contributed to by Quest or any of its Affiliates that currently covers employees of Quest and is subject to ERISA.

                 "ESTIMATED ASSETS" shall mean the amount of Assets of the type described in Schedule 2.1.1 which are reflected on Seller's December 31, 1997 unaudited balance sheet prepared by Quest in accordance with the Seller Financial Practices.

                 "ESTIMATED LIABILITIES" shall mean the amount of Liabilities of the type described in Schedule 2.3(a) which are reflected on Seller's December 31, 1997 unaudited balance sheet prepared by Quest in accordance with the Seller Financial Practices.

                 "EXCLUDED ASSETS" shall have the meaning set forth in Section 2.1.2.

                 "FINANCIAL STATEMENTS" shall have the meaning set forth in
Section 3.5.1.

                 "FORM 10-K" shall have the meaning set forth in Section 3.5.1.

                 "FORM 10-Q" shall have the meaning set forth in Section 3.5.2.

                 "GOVERNMENTAL AUTHORITY" means any federal, state or local government, any of its subdivisions, agencies, authorities, commissions, boards or bureaus, any federal, state or local court or tribunal and any arbitrator.

                 "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.

                 "INDEPENDENT FIRM" means one of the six largest national accounting firms (excluding Ernst & Young, LLP and Arthur Andersen, LLP), which accounting firm shall be jointly selected by Quest and Buyer, or if Quest and Buyer are unable to agree upon an Independent Firm, selected by lot.

                 "INTELLECTUAL PROPERTY" means patents, patent applications, inventions, customized software, trade names, brand names, registered trademarks, trade secrets, processes, know-how, registered copyrights and registered service marks and applications therefor.

                 "INTERIM BALANCE SHEET DATE" means June 30, 1997.

                 "INTERIM FINANCIAL STATEMENTS" shall have the meaning set forth in Section 3.5.2.

                 "LAW" means any statute, rule, regulation or ordinance.

                 "LEASE" means any lease or sublease of real or personal property to or from Seller.

                 "LEASED PERSONAL PROPERTY" shall have the meaning set forth in
Section 3.11.2.

                 "LEASED REAL PROPERTY" shall have the meaning set forth in
Section 3.10.

                 "LIABILITIES" means direct or indirect debts, obligations or liabilities of any nature, whether absolute, accrued, contingent, liquidated or otherwise, and whether due or to become due, asserted, known or unasserted or unknown.

                 "LIEN" means any lien, mortgage, deed of trust, security interest, charge, pledge, retention of title agreement, easement, encroachment, condition, reservation, covenant or other encumbrance affecting title.

                 "MATERIAL ADVERSE EFFECT" means a material adverse effect on
(a) the business, assets, financial condition or results of operations of Seller, or (b) the ability of Quest to consummate the transactions contemplated by this Agreement.

                 "MATERIAL CONTRACTS" means all of the Contracts to which Seller is a party or by which any of the Assets are bound and that are material to Seller, including, without limitation, (a) Contracts pertaining to the borrowing or investing of money (other than in connection with open invoices for purchased goods or services) or to mortgaging, pledging, or otherwise placing a Lien on any of the Seller's assets, (b) Contracts creating guaranties by Seller, (c) Contracts relating to any single capital expenditure in excess of $25,000, (d) Contracts for the purchase or sale of real property, any business or line of business, or for any merger or consolidation, (e) joint venture or partnership agreements, (f) Contracts that individually require by their respective terms after the date hereof the payment or receipt of more than $25,000 during any 12 month period, (g) material license or royalty agreements, (h) Contracts or groups of related Contracts with the same party or group of affiliated parties the performance of which involves consideration in excess of $25,000, (i) Contracts or arrangements under which Seller has made or received any material loans or advances to or from its directors, officers or employees, and
(j) Contracts relating to material employment or consulting services.

                 "MATERIAL LEASE" means any of (a) a Lease involving a term of more than one year and, in the case of oral Leases, which is not cancelable within 30 days notice without penalty, (b) a rental obligation exceeding $25,000 per annum and, in the case of oral Leases, which is not cancelable within 30 days notice without penalty, or (c) any arrangement pursuant to which a customer or potential customer of Seller leases, uses or otherwise has possession of an MPS(R) myocardial protection system.

                 "METLIFE" means any of MetLife Capital Financial Corporation, MetLife Capital Corporation, or any successor of the foregoing.

                 "METLIFE MORTGAGE" means all of the indebtedness owed to MetLife by Quest secured by the Real Property and certain furniture, fixtures, equipment and the HVAC system located on the Real Property.

                 "NONCOMPETITION PERIOD" shall have the meaning set forth in
Section 5.8.

                 "ORDER" means any order, judgment, injunction, decree or award of any Governmental Authority.

                 "QUEST" means Quest Medical, Inc., a Texas corporation.

                 "PARTY" means each of Buyer, Buyer Parent and Quest.

                 "PERMIT" means any permit, license, certificate (including a certificate of occupancy) registration, authorization or approval issued by a Governmental Authority.

                 "PERMITTED LIENS" means (a) Liens for Taxes that are not yet due and payable, (b) workers', repairmen's and similar Liens imposed by Law that have been incurred in the ordinary course of business, (c) with respect to the Real Property only, easements, encroachments and encumbrances listed on Schedule B to the MetLife mortgagee title policy on the Real Property in effect on the date hereof, (d) retention of title agreements with suppliers set forth on purchase orders or invoices entered into in the ordinary course of business,
(e) prior to the Closing only, Liens in favor of NationsBank of Texas, N.A., Robert L. Swisher, Jr., William Borkan or MetLife (collectively, the "LENDER LIENS"), (f) with respect to the Real Property only, Liens in favor of MetLife in existence on the date hereof, (g) Liens securing any Assumed Liabilities, and (h) with respect to the Real Property only, zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over the Real Property that are not violated by the current use and operations of such Real Property.

                 "PERSON" means any natural person, corporation, partnership, limited liability company, trust, unincorporated organization or other entity.

                 "PRIME RATE" means the rate per annum equal to the publicly announced prime commercial lending rate of NationsBank of Texas, N.A. in effect from time to time, changing as such publicly announced rate changes, effective as of the date such change is publicly announced.

                 "PRO RATED EXPENSES" shall have the meaning set forth in
Section 7.5.

                 "PURCHASE PRICE ALLOCATION" shall have the meaning set forth in Section 7.1.3.

                 "REAL PROPERTY" shall have the meaning set forth in Section
3.10.

                 "RETAINED EMPLOYEES" shall have the meaning set forth in
Section 7.2.1.

                 "RETENTION AGREEMENTS" means the Retention Agreements between Quest and each of the employees of Quest set forth on Schedule 1.1(a), which provide for potential severance compensation and certain other benefits to such employees for a specified period upon such employees' termination of employment with Quest, as more particularly described on Schedule 1.1(a), as such agreements may be amended in accordance with the terms of Section 5.1.

                 "RETURNS" means returns, reports and forms together with any and all supporting documentation for such returns reports or forms, required to be filed with any taxing authority.

                 "SELLER" has the meaning set forth in the Recitals to this Agreement.

                 "SELLER FINANCIAL PRACTICES" means generally accepted accounting principles, consistently applied, with the exceptions set forth in
Schedule 1.1(b), which Schedule, notwithstanding the provisions of Section 5.6, shall not be modified or supplemented.

                 "SELLER INTERIM FINANCIAL STATEMENTS" shall have the meaning set forth in Section 3.5.4.

                 "SELLER'S KNOWLEDGE" means the actual knowledge, without specific inquiry, of any of the individuals named on Schedule 1.1(c).

                 "SPECIFIED ACCOUNT" means the bank account of Quest specified on Schedule 1.1(d).

                 "SPECIFIED EMPLOYEES" shall have the meaning set forth in
Section 7.3.2.

                 "TAX" or "TAXES" means all income, profits, franchise, gross receipts' capital, sales, use, withholding, value added, ad valorem, transfer, employment, social security, disability, occupation, property, severance, production, excise and other taxes, duties and similar governmental charges and assessments imposed by or on behalf of any Governmental Authority (including interest and penalties thereon).

                 "TAX ABATEMENT AGREEMENT" means the Ad Valorem Tax Abatement Agreement, dated August 20, 1993, among Quest, the City of Allen and the Allen Independent School District, as such agreement may be amended.

                 "TRANSITION PERIOD" shall mean a period of time during which both Quest and Buyer inhabit Quest's facility located in Allen, Texas.

                                   ARTICLE 2
                            TERMS OF THE TRANSACTION

         2.1     Agreement to Purchase and Sell.

                 2.1.1 Sale of Assets. Except as provided in Section 2.1.2, on the terms and subject to the conditions contained in this Agreement, at the Closing, Quest shall convey, transfer, assign, and deliver to Buyer, and Buyer agrees to purchase and accept from Quest, all of Quest's legal, beneficial and other right, title and interest in and to all of Quest's assets, properties, privileges, claims and contracts of every kind and description (real, personal, and mixed, tangible and intangible), wherever located, including, without limitation, those assets listed in Schedule 2.1.1 attached hereto (including, without limitation, the names "Quest" and "Quest Medical" and the tradenames, trademarks and other Intellectual Property related thereto, subject to rights granted to Quest by Buyer under the License Agreement referred to in Section 8.2.6), all as the same shall exist as of the Closing Date (collectively, the "ASSETS").

                 2.1.2    Excluded Assets. Notwithstanding the provisions of
Section 2.1.1, Quest will retain and not transfer, and Buyer will not purchase or acquire at Closing, any of the capital stock of ANS, any of ANS's assets, Quest's cash or cash equivalents (other than cash in bank accounts in the name of American Omni Medical, a division of Quest), Quest's marketable securities, Quest's accounts receivable that arose on or prior to September 30, 1997, the minute books, the corporate seal or the stock records of Quest, any tax attributes of Quest or its

Affiliates, the Real Property or the other assets of Quest listed in Schedule
2.1.2 (collectively, the "EXCLUDED ASSETS"). The Excluded Assets do not include any tangible personal property used exclusively by Seller.

         2.2 Purchase Price. The total consideration for the Assets shall be an amount equal to (a) $24.5 Million in cash, less (b) the Estimated Liabilities, plus or minus (c) the amount by which the Estimated Assets are greater than $13,600,000 or the amount by which $13,600,000 exceeds the amount of the Estimated Assets, respectively; plus (d) the aggregate out-of-pocket costs and expenses incurred by Seller in connection with the perfusionist training seminar for the Quest MPS(R) myocardial protection system conducted by Seller ($17,658), plus (e) Buyer's pro rata share of any Pro Rated Expenses, plus or minus (f) the purchase price adjustment amount calculated pursuant to
Section 2.4 (the net amount of the foregoing is referred to herein as the "AGGREGATE PURCHASE PRICE"). At the Closing, Buyer shall pay to Quest an amount equal to the net of the amounts referred to in clauses (a), (b), (c), (d), and
(e) of this Section 2.2 by wire transfer of immediately available funds to the Specified Account.

         2.3 Assumed Liabilities. Except as otherwise expressly provided for in this Agreement, at the Closing Buyer shall assume and agree to pay, honor and discharge when due, all of the Liabilities set forth on the Closing Balance Sheet of the type described on Schedule 2.3(a) (the "CLOSING DATE ASSUMED LIABILITIES") and all other Liabilities relating to the Assets arising on or after the Closing Date which are set forth in Schedule 2.3(b) (collectively, the "ASSUMED LIABILITIES"). Except for the Assumed Liabilities, Buyer shall not assume, and shall have no obligation to pay, honor or discharge, or be liable for, any Liabilities of Quest, ANS or Seller.

         2.4     Aggregate Purchase Price Adjustment.

                 2.4.1 Closing Balance Sheet. As soon as reasonably practicable, but not later than 90 days after the Closing Date, Quest shall deliver to Buyer (a) the Closing Balance Sheet, together with supporting schedules, prepared on the same basis as the balance sheet of Seller dated as of the Interim Balance Sheet Date attached hereto as Schedule 2.4.1 (the "CV BALANCE SHEET") and (b) a statement setting forth the Closing Date Asset Value and the actual amount of the Closing Date Assumed Liabilities (the "ADJUSTMENT STATEMENT"). The CV Balance Sheet was, and the Closing Balance Sheet shall be, prepared in accordance with the Seller Financial Practices.

                 2.4.2 Review of Adjustment Statement. Within 30 days after receipt of the Closing Balance Sheet and Adjustment Statement, Buyer shall inform Quest in writing either (a) that the Adjustment Statement is acceptable to Buyer or (b) that Buyer objects to the Adjustment Statement, which objection, if any, shall set forth in reasonable detail its objections and the basis for those objections. If Buyer so objects and the Parties do not resolve such objections on a mutually agreeable basis within 30 days after Quest's receipt of such objection notice, the disagreement shall be resolved within an additional period of 60 days by the Independent Firm. The decision of the Independent Firm shall be final and binding upon the Parties. Upon the agreement of Quest and Buyer, the decision of the Independent Firm, or, if Buyer fails to deliver a notice to Quest objecting to the Adjustment Statement, upon expiration of such 30 day period, the Adjustment Statement (as adjusted, if applicable, by the agreement of Quest and Buyer or the decision of the Independent Firm) and the determination of the Closing Date Asset Value and the Closing Date Assumed Liabilities based thereon shall be deemed final. The Independent Auditor will allocate its costs and expenses in reviewing the issues in dispute to Quest and Buyer based on the percentage determined by dividing (i) that portion of the contested amount not awarded to such Party, by
(ii) the amount actually contested by the Parties. For example, if Buyer claims that the Closing Date Asset Value should be $1,000 lower than the amount set forth on the initial Adjustment Statement, and Quest contests $500 of the amount suggested by Buyer, and if the adjusted Adjustment Statement results in a Closing Date Asset Value of $800 lower than that shown on the initial Adjustment Statement ($300 lower than the contested amount), then the costs and expenses of the Independent Auditor will be allocated 60% (i.e., 300 divided by 500) to Quest and 40% (i.e., 200 divided by 500) to Buyer.

                 2.4.3 Asset Value Adjustment Procedure. Upon the final determination of the Closing Date Asset Value and the Closing Date Assumed Liabilities on the Adjustment Statement in accordance with Section 2.4.2, the Aggregate Purchase Price shall be increased or reduced, as follows: (a) if the Closing Date Asset Value is greater than the Estimated Assets, the amount of such difference shall be paid by Buyer to Quest, (b) if the Closing Date Asset Value is less than the Estimated Assets, the amount of such difference shall be paid by Quest to Buyer, (c) if the Closing Date Assumed Liabilities are greater than the Estimated Liabilities, the amount of such difference shall be paid by Quest to Buyer, and (d) if the Closing Date Assumed Liabilities are less than the Estimated Liabilities, the amount of such difference shall be paid by Buyer to Quest. Payment of the net amount of the amounts referred to in clauses (a),
(b), (c) and (d) of this Section 2.4.3, together with interest thereon from the Closing Date to the date of payment calculated at a rate equal to the Prime Rate, shall be made by wire transfer of immediately available funds to an account designated by the non-paying Party within five business days after the date that the determination of the Adjustment Statement is deemed final in accordance with Section 2.4.2.

                                   ARTICLE 3
                    REPRESENTATIONS AND WARRANTIES OF QUEST

         Quest makes the following representations and warranties regarding Quest or Seller, as applicable, to Buyer and Buyer Parent:

         3.1 Organization; Power and Authority. Quest is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, and is duly qualified to transact business in each jurisdiction in which such qualification is required by Law, except where the failure to be so qualified would not have a Material Adverse Effect. Quest has all corporate power needed to own or lease its assets and to carry on its business as it is now being conducted. Set forth on Schedule 3.1 is a list of all jurisdictions where Quest is qualified to transact business as a foreign corporation.

         3.2 Authorization; Execution and Validity. Quest has all requisite corporate power to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Quest of this Agreement and the consummation by Quest of the transactions contemplated hereby have been duly authorized by all necessary corporate action. This Agreement has been duly and validly executed and delivered by Quest, constitutes a valid and binding obligation of Quest and is enforceable against Quest in accordance with its terms.

         3.3 Title. Quest has good and marketable title to the Assets, free and clear of any Liens other than Permitted Liens. All bills of sale, assignments and other instruments of transfer to be executed and delivered by Quest to Buyer at the Closing will transfer to Buyer good and marketable title to the Assets, free and clear of any Liens other than Permitted Liens.

         3.4 Subsidiaries. Except as set forth on Schedule 3.4, Quest does not own any shares of capital stock, partnership interests or other beneficial ownership interests in any other Person.

         3.5     Financial Statements.

                 3.5.1 Quest Year-End Financial Statements. Quest has delivered to Buyer a copy of Quest's Form 10-K for the year ended December 31, 1996 (the "FORM 10-K"). The Form 10-K contains the audited consolidated balance sheets of Quest as of December 31, 1995 and December 31, 1996, and the related consolidating statements of operations and cash flows for the fiscal years ended on such dates and the accompanying notes (collectively, the "FINANCIAL STATEMENTS"). The Financial Statements have been prepared in accordance with generally accepted accounting principles and present fairly, in all material respects, the financial position of Quest and its subsidiaries as of the periods indicated and the results of their operations and cash flows for the periods then ended.

                 3.5.2 Quest Interim Financial Statements. Quest has delivered to Buyer a copy of Quest's Forms 10-Q for the quarters ended June 30, 1997 and September 30, 1997

(collectively, the "FORMS 10-Q"). The Forms 10-Q contains the unaudited consolidated balance sheet of Quest as of June 30, 1997 and September 30, 1997 and the related consolidating statement of operations for the six and nine month periods then ended (the "INTERIM FINANCIAL STATEMENTS"). The Interim Financial Statements have been prepared in accordance with generally accepted accounting principles and present fairly, in all material respects, the financial position of Quest and its subsidiaries as of the dates thereof and the results of their operations for the periods then ended, subject to normal audit adjustments and year-end adjustments in accordance with the Seller Financial Practices.

                 3.5.3 Seller Year-End Financial Statement. Quest has delivered to Buyer a copy of the unaudited statements of operations of Seller for the twelve month periods ended December 31, 1995 and December 31, 1996. Such unaudited statements of operations have been prepared in accordance with the Seller Financial Practices and present fairly, in all material respects, the results of Seller's operations for the periods then ended, subject to normal audit adjustments.

                 3.5.4 Seller Interim Financial Statements. Quest has delivered to Buyer copies of the unaudited statement of operations of Seller for the six month period ended on the Interim Balance Sheet Date (collectively with the CV Balance Sheet, the "SELLER INTERIM FINANCIAL STATEMENTS"). The Seller Interim Financial Statements have been prepared in accordance with the Seller Financial Practices and present fairly, in all material respects, the financial position of Seller as of the date thereof and the results of its operations for the period then ended, subject to normal audit adjustments, and year-end adjustments in accordance with the Seller Financial Practices.

         3.6 Absence of Undisclosed Liabilities. Seller has no Liabilities arising out of or related to the Assets except (a) as set forth on Schedule 3.6, (b) as and to the extent disclosed or reserved against in the Seller Interim Financial Statements and (c) Liabilities that were incurred after the Interim Balance Sheet Date in the ordinary course of business consistent with past practice.

         3.7 Absence of Certain Changes. Except as set forth on Schedule 3.7, since the Interim Balance Sheet Date, there has been no (a) event or occurrence that has had or could reasonably be expected to have a Material Adverse Effect, (b) material amendment or termination of any Material Contract, Material Lease or material Permit of Seller, (c) material destruction, damage or other loss to any of the properties or assets of Seller, (d) sale, lease or other disposition of any properties or assets of Seller, other than inventory sold or otherwise disposed of in the ordinary course of business and other assets with a book value of no more than $15,000 in the aggregate, (e) purchase or lease by Seller of any properties or assets, other than in the ordinary course of business, (f) increase in the compensation payable to any of Seller's employees, except for bonuses paid to officers of Seller, Eric Bucklein and Kathy Bucklein, and increases in the ordinary course of business consistent with past practice, (g) grant of any Lien on the Assets other than Permitted Liens, (h) termination or threatened termination of Seller's relationship with
(i) any customer with sales attributable to such customer in excess of $100,000 for the 12-month period ended September 30, 1997, (ii) any supplier with payments attributable to such supplier in excess of $50,000 for the 12-month period ended September 30, 1997 or (iii) any material advertiser, trade creditor or trade debtor, or (i) to Seller's Knowledge, agreement or commitment to take any action described in this Section 3.7.

         3.8 No Conflict; Seller Consents. Except as set forth on Schedule 3.8, the execution, delivery and performance by Quest of this Agreement will not (a) violate any Law, (b) violate any Charter Document of Quest, (c) violate any Order to which Seller is a party or by which it is bound, (d) require any Consent from any Governmental Authority or any other third party with respect to any Material Contract, Material Lease or material Permit of Seller, except to comply with the HSR Act, if applicable, (e) violate or breach any Material Contract, Material Lease or material Permit of Seller or (f) result in the creation of any Lien on any assets of Seller.

         3.9 Condition of Assets. Except as otherwise set forth on Schedule 3.9, the Assets (including for the purposes of this Section 3.9 the Real Property) consisting of structures, furniture, fixtures and equipment are structurally sound with no material defects and are in sufficient operating order, condition and repair, ordinary wear and tear excepted, for the operation of Seller's business as currently conducted, and none of such structures, furniture, fixtures or equipment are in need of maintenance or repairs except for ordinary, routine maintenance and repairs consistent with the age and use of such assets, which are not, either individually or in the aggregate, material.

         3.10    Real Property.

                 (a) Schedule 3.10(a) describes the real property currently owned by Quest (the "REAL PROPERTY"), and Schedule 3.10(b) describes the real property currently leased by Quest (the "LEASED REAL PROPERTY").

                 (b) Quest has good and indefeasible fee simple title to the Real Property, free and clear of all Liens except for Permitted Liens. Quest has good leasehold interests in, and possession of, all Leased Real Property, subject to the terms of the applicable leases. All of the leases for Leased Real Property are valid, binding and in full force and effect, and there has been no breach, which breach has not been cured or waived, of any such lease by Quest or to Seller's Knowledge, the lessors thereunder.

                 (c) To Seller's Knowledge, no fact or condition exists which could result in the termination or reduction of the current access to or from the Real Property or Leased Real Property to existing roads or the sewer or other utility services presently serving the Real Property or Leased Real Property, except for the sale of .0548 acres of the Real Property to the Texas Department of Transportation for the purpose of widening the public road adjoining the Real Property.

                 (d) To Seller's Knowledge, the Real Property and the Leased Real Property are properly zoned for their current use or uses, and there are presently no Laws applicable to any parcel of the Real Property or Leased Real Property which prohibit the use of such Real Property or Leased Real Property for such purpose or purposes.

                 (e) No written notices or requests have been received by Quest from any insurance company issuing any policy of insurance covering the Real Property or Leased Real Property requesting the performance of any work, restoration or repair with respect to the Real Property or Leased Real Property with which compliance to the satisfaction of such insurance company has not been made.

                 (f) Except as may be described in the Permitted Liens and in the survey of the Real Property previously delivered to Buyer, there is no dispute concerning the property lines with respect to any portion of the Real Property or Leased Real Property and no Person other than ANS is in possession of any portion of the Real Property.

                 (g) Neither the Real Property nor the Leased Real Property is subject to any current use or special use assessment or any ad valorem tax abatement, other than the Tax Abatement Agreement.

                 (h) To Seller's Knowledge, with respect to the improvements on the Real Property and Leased Real Property, (i) such improvements are in conformity in all material respects with all applicable Laws and no variances or other waivers were obtained or are required to assure such conformity, and (ii) there are no latent defects regarding such improvements.

                 (i) To Seller's Knowledge, no Person is legally entitled to file a mechanic's, materialmen's, furnisher's, laborer's or similar Lien against the Real Property or the Leased Real Property, nor are there any circumstances which would give rise to any such claims.

         3.11    Personal Property.

                 3.11.1 Owned Personal Property. Subject to Permitted Liens, Quest has good and marketable title to all personal property reflected on the Seller Interim Financial Statement and all personal property acquired by Seller since the Interim Balance Sheet Date, other than (a) property disposed of in the ordinary course of business, (b) property disposed of or to be disposed of in transactions disclosed to Buyer or Buyer Parent prior to the date hereof and listed on Schedule 3.11.1, and (c) Leased Personal Property.

                 3.11.2 Leased Personal Property. Schedule 3.11.2 lists all of the personal property leased to or from Seller pursuant to a Material Lease (collectively, the "LEASED PERSONAL PROPERTY"). All of the Material Leases of Leased Personal Property are valid, binding and in full force and effect, and there has been no breach, which breach has not been cured or waived, of any such Material Lease by Quest or, to Seller's Knowledge, any other Person. True and correct copies (or descriptions in the case of oral Material Leases) of all Material Leases of Leased Personal Property have been delivered to Buyer.

         3.12 Insurance. Schedule 3.12 lists all material insurance policies owned or held by Seller that cover the Assets and such policies are in full force and effect, all premiums with respect thereto have been paid to the extent due, and no notice of cancellation or termination has been received with respect to any such policy (other than policies that have been replaced or are intended to be replaced prior to the expiration thereof by policies providing substantially the same coverage).

         3.13 Contracts. Except for (a) purchase orders, invoices, confirmations and similar documents, (b) Leases for Leased Personal Property, and (c) Employee Benefit Plans, Schedule 3.13 sets forth all of the Material Contracts. All Material Contracts are valid, binding and in full force and effect, and there has been no breach, which breach has not been cured or waived, of any Material Contract by Seller or, to Seller's Knowledge, any other Person that would have a Material Adverse Effect. True and correct copies (or descriptions in the case of oral Material Contracts) of all Material Contracts have been delivered to Buyer.

         3.14 Litigation; Orders. Except as set forth on Schedule 3.14, there is no Action by any Person by or before any Governmental Authority that is pending or, to Seller's Knowledge, threatened, against or affecting Seller or any of the Assets. Except as set forth on Schedule 3.14, Seller is not subject to any Order.

         3.15 Environmental Matters. To Seller's Knowledge, Seller has not failed to (a) comply with any Environmental Law in any material respect, (b) maintain in effect and comply with any material Permit required by any Environmental Law, or (c) comply with any consent agreement or Order to which it is a party or by which it is bound that relates to any Environmental Law.
Schedule 3.15 sets forth all of the material Permits currently required for Seller by any Environmental Law and consent agreements and Orders to which Seller is a party or by which Seller is bound that relate to any Environmental Law. Seller is not subject to any pending or, to Seller's Knowledge, threatened Actions related to any Environmental Law. Except as set forth in this Section 3.15, Seller makes no express or implied representation or warranty in this Agreement concerning environmental matters.

         3.16 Permits. Schedule 3.16 lists all Permits (other than the Permits required to be listed on Schedule 3.15) that are required and material to the conduct of Seller's business. All Permits that are required and material to Seller's business are in full force and effect, with no suspension, revocation or modification pending or, to Seller's Knowledge, threatened, other than the expiration of Permits in accordance with the terms thereof that may be renewed in the ordinary course of business without lapsing. True and correct copies of all Permits listed on Schedule 3.16 have been delivered to Buyer.

         3.17 Medical Device Regulation. Except as set forth in Schedule 3.17, Seller has obtained all applicable licenses, registrations, approvals, clearances, and authorizations required by Governmental Authorities regulating the safety, effectiveness and market clearance of Seller's medical devices which are currently marketed by Seller in respect of the territories in which such devices are currently marketed. Such licenses, registrations, approvals, clearances, and authorizations have not been withdrawn, revoked or challenged and to Seller's Knowledge, Seller has not taken any action with respect to the design, development, manufacture or distribution of any such medical device which could reasonably be expected to lead to such withdrawal, revocation or challenge. Set forth in Schedule 3.17 is information relating to the regulation of Seller's medical devices that are currently marketed or that have been approved for marketing since November 1, 1994, including inspections and Seller's recalls and product actions since November 1, 1994 and licenses, registrations, device listings and Seller's ongoing clinical studies.

         3.18 Intellectual Property. Schedule 3.18 sets forth a true and complete list of all Intellectual Property material to the conduct of Seller's business and a description of whether such Intellectual Property is owned or licensed by Seller. Except as set forth on Schedule 3.18, (a) to Seller's Knowledge, with respect to Intellectual Property owned by Seller, Seller owns all right, title and interest in and to such Intellectual Property and with respect to Intellectual Property licensed by Seller and related to products marketed by Seller, such licenses are exclusive, valid and in good standing and assignable to Buyer, (b) no licenses, sublicenses, covenants or agreements have been granted or entered into by Seller in respect of such Intellectual Property, (c) to Seller's Knowledge, no Person is infringing upon Seller's rights in such Intellectual Property, (d) to Seller's Knowledge, Seller has not infringed or misappropriated any Intellectual Property of any other Person, (e) no Action is pending or to Seller's Knowledge, threatened asserting any such infringement or misappropriation by Seller, (f) no shareholder, director, officer or employee of Seller owns or has any interest in any of such Intellectual Property and (g) to Seller's Knowledge, no shareholder, director, officer, or employee of Seller has breached the terms of any confidentiality, nondisclosure or other agreement relating to the protection of such Intellectual Property.

         3.19    Employee Benefits.

                 3.19.1 Employee Benefit Plans. Schedule 3.19.1 lists each written pension, retirement, profit-sharing, deferred compensation, bonus, incentive, performance, stock option, stock appreciation, phantom stock, stock purchase, restricted stock, medical, hospitalization, vision, dental or other health, life, disability, severance, termination or other employee benefit plan, program, arrangement, agreement or policy (including each ERISA Plan) which currently covers any employee of Seller and which is sponsored, maintained or contributed to by Seller (each, an "EMPLOYEE BENEFIT PLAN"). Each Employee Benefit Plan complies in all material respects, and has been operated and administered in all material respects, in accordance with all applicable requirements of all Laws, including ERISA and the Code. Each Employee Benefit Plan intended to qualify under Section 401(a) of the Code has received a ruling or determination letter concluding that such Employee Benefit Plan so qualifies, and to Seller's Knowledge, no event has occurred, amendment been adopted or action been taken that would cause such Employee Benefit Plan to lose its qualified status.

                 3.19.2 Records. Seller has made available to Buyer and Buyer Parent copies of each Employee Benefit Plan and any amendments thereto and any related trust agreement, funding agreement and insurance contract relating thereto and, if applicable, (a) the last filed Form 5500, (b) the summary plan description currently in effect for each Employee Benefit Plan and all material modifications thereto, (c) the last financial statements for each Employee Benefit Plan and its related trust, if any, and (d) the most recent determination letter issued with respect to each Employee Benefit Plan.

                 3.19.3 Actions. There are no Actions pending (other than routine claims for benefits) or, to Seller's Knowledge, threatened, with respect to any Employee Benefit Plan.

                 3.19.4 Multiemployer Plans and Multiple Employer Plans. No Employee Benefit Plan is (a) a "multiple employer" plan within the meaning of
Section 4063 or 4064 of ERISA, (b) a "multiemployer plan" within the meaning of
Section 4001(a)(3) of ERISA or other applicable employee benefit legislation, or (c) a "defined benefit plan" as defined in Section 3(35) of ERISA.

         3.20 Taxes. Seller has filed all Returns required to be filed and has paid all Taxes required to be paid except such Taxes, if any, as are not yet due and payable or which are being contested in good faith and by proper proceedings which contests are described on Schedule 3.20. Seller is not a party to any Tax allocation or sharing agreement.

         3.21 Compliance with Law. To Seller's Knowledge, Seller is in compliance in all material respects with all Laws, Permits and Orders in connection with the operation of its business and the ownership and maintenance of the Assets. To Seller's Knowledge, all filings and notices required to be made by Seller with any Governmental Authority in connection with the operation of its business or the ownership and maintenance of the Assets (including, without limitation, the Intellectual Property) have been made or given in a timely fashion.

         3.22 Labor Matters. There is no labor strike, slowdown, stoppage or other labor difficulty actually pending or to Seller's Knowledge, threatened against Seller. There is no collective bargaining agreement or union contract binding upon Seller, and there has not been any such agreement or contract in effect at any time during the preceding five years.

         3.23 Accounts Receivable. The accounts receivable to be purchased by Buyer pursuant to this Agreement have arisen from bona fide sales in the ordinary course of business and represent bona fide, and to Seller's Knowledge, undisputed obligations of the respective debtors.

         3.24 Inventory. The inventory of Seller consists of a quality and quantity usable and salable in the ordinary course of business consistent with Seller's past practice and is reflected in the Interim Financial Statements in accordance with the Seller Financial Practices.

         3.25 Trade Payables. The trade accounts payable of Seller constituting Assumed Liabilities represent bona fide and undisputed obligations of Seller and were incurred by Seller in the ordinary course of business.

         3.26 Brokers. Except for Smith Barney Incorporated (now associated with Saloman Brothers Incorporated and collectively doing business with Saloman Brothers Incorporated as Saloman Smith Barney) and Rauscher Pierce Refsnes, Inc., no Person is or will become entitled to receive any brokerage or finder's fee, advisory fee or other similar payment for the transactions contemplated by this Agreement by virtue of having been engaged by or acted on behalf of Quest.

                                   ARTICLE 4
            REPRESENTATIONS AND WARRANTIES OF BUYER AND BUYER PARENT

         Buyer and Buyer Parent make the following representations and warranties to Quest:

         4.1 Organization; Power and Authority. Each of Buyer and Buyer Parent is a corporation duly organized, validly existing and in good standing under the laws of Delaware.

         4.2 Authorization; Execution and Validity. Each of Buyer and Buyer Parent has all requisite corporate power to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby to be consummated by it. The execution, delivery and performance by each of Buyer and Buyer Parent of this Agreement and the consummation by each of Buyer and Buyer Parent of the transactions contemplated hereby have been duly authorized by all necessary corporate action. This Agreement has been duly and validly executed and delivered by each of Buyer and Buyer Parent, constitutes a valid and binding obligation of each of Buyer and Buyer Parent and is enforceable against each of Buyer and Buyer Parent in accordance with its terms.

         4.3 No Conflict; Buyer Consents. Except as set forth on Schedule 4.3, the execution, delivery and performance by each of Buyer and Buyer Parent of this Agreement will not (a) violate any Law, (b) violate any Charter Document of Buyer or Buyer Parent, (c) violate any Order to which Buyer or Buyer Parent is a party or by which it is bound, (d) require any Consent from any Governmental Authority or any other third party except to comply with the HSR Act, if applicable, or (e) violate or breach any material Contract to which Buyer or Buyer Parent is a party or by which it is bound.

         4.4 Litigation; Orders. There is no Action by any Person by or before any Governmental Authority that is pending or, to the knowledge of Buyer or Buyer Parent, threatened by, against or affecting either Buyer or Buyer Parent or any of its properties, assets, operations or business which would, if adversely determined, have a material adverse effect on

Buyer's or Buyer Parent's ability to consummate the transactions contemplated by this Agreement, nor is Buyer or Buyer Parent subject to any Order which would have any such effect.

         4.5 Sufficient Funds. Buyer has the financial capability to purchase the Assets on the terms and subject to the conditions set forth in this Agreement and pay the Assumed Liabilities as they become due and payable. Buyer Parent has available on hand, from its working capital or currently available unrestricted credit facilities, all of the cash that Buyer will need to consummate the purchase of the Assets and pay the Assumed Liabilities as they become due and payable and will provide Buyer with immediately available funds if necessary to enable Buyer to satisfy all of Buyer's payment obligations hereunder when due.

         4.6 Brokers. Except for Raymond James & Associates, Inc., no Person is or will become entitled to receive any brokerage or finder's fee, advisory fee or other similar payment for the transactions contemplated by this Agreement by virtue of having been engaged by or acted on behalf of Buyer or Buyer Parent.

                                   ARTICLE 5
                               COVENANTS OF QUEST

         5.1 Cooperation by Quest. From the date hereof through the Closing Date, Quest shall use all reasonable efforts to take all actions and to do all things necessary or advisable to consummate the transactions contemplated by this Agreement and to cooperate with Buyer and Buyer Parent in connection with the foregoing, including executing and delivering the Lease Agreement described in Section 8.1.8 and the Option Agreement described in Section 8.1.9 and using commercially reasonable efforts (a) to assist Buyer in obtaining amendments to the Retention Agreements by Transferred Employees pursuant to which, among other things, such Transferred Employees waive any rights to compensation under the Retention Agreements because their "job responsibilities are significantly reduced," (b) to assist Buyer in obtaining noncompete agreements from specified Retained Employees and other persons specifically identified by Buyer (c) to assist Buyer in obtaining employment agreements and nondisclosure agreements from specified Transferred Employees, (d) to obtain assignments to Buyer of all Permits listed on Schedules 3.15 and 3.16, the Intellectual Property licensed by Seller listed on Schedule 3.18 and all licenses, registrations, approvals, clearances and authorizations regulating medical devices currently marketed by Seller or that have been approved for marketing since November 1, 1994, to the extent any of the foregoing is assignable by Seller, and (e) to obtain all Consents required to consummate the transactions contemplated by this Agreement. However, Quest shall have no obligation to amend, or cause to be amended, any Contract, to change, or cause to be changed, any Permit, or to make, or cause to be made, any payment to obtain any of the foregoing. Except for the amendment to the Retention Agreements referred to in clause (a) above, the Retention Agreements shall not be amended, supplemented or modified.

         5.2 Pre-Closing Access to Information. From the date hereof through the Closing Date, Quest shall use all reasonable efforts to respond to any reasonable inquiry by Buyer concerning the Assets or the operation of Seller's business and shall afford to Buyer and Buyer Parent, their accountants and their counsel access, in a reasonable manner, upon reasonable notice and at reasonable times, to all of the properties, books and records of Seller (excluding information that is subject to attorney-client privilege). Buyer shall direct all requests for information to:

                       Quest Medical, Inc.
                       One Allentown Parkway
                       Allen, Texas 75002-4211
                       Telephone:  (972) 390-9800
                       Facsimile:  (972) 390-9687
                       Attention:  F. Robert Merrill III

         5.3 Operation of Business. Prior to the Closing Date, without the prior written consent of Buyer or Buyer Parent, which consent shall not be unreasonably withheld, Seller (a) will operate its business only in the ordinary course and maintain books of account and records in the usual, regular and ordinary manner consistent with the Seller Financial Practices, (b) will use its best efforts to keep intact the business organization of Seller, (c) will use its best efforts to retain its present employees, (d) will use its best efforts to maintain the goodwill of the customers, suppliers, vendors and others having business relations with Seller, (e) will keep in full force and effect reasonable insurance coverage or other comparable insurance coverage, as may be necessary to insure the Assets adequately, (f) will give Buyer prompt written notice of any written communications to or from any Governmental Authority regarding the Assets or its business, (g) will maintain all Permits required and material to the conduct of its business, (h) will not increase the compensation to any of its employees, except for bonuses paid to officers, Eric Bucklein and Kathy Bucklein, (i) will not sell, lease or dispose of any properties or assets except for inventory sold or disposed of in the ordinary course of business and other assets with an aggregate value of no more than $15,000, (j) will not purchase or lease any personal property or assets other than properties and assets purchased or leased in the ordinary course of business consistent with past practice, (k) except for capital expenditures made pursuant to Material Contracts existing on the date hereof, will not commit to, authorize or engage in any capital projects or capital expenditures relating to its business or the Assets in excess of $25,000, and (l) will not make any filings with the United States Patent and Trademark Office, the United States Copyright Office or any comparable state agencies with respect to the Intellectual Property listed on Schedule 3.18.

         5.4 Further Assurances. Subject to the other terms and conditions of this Agreement, at any time and from time to time, whether before or after the Closing, Quest shall execute and deliver all instruments and documents and take all other action that Buyer or Buyer Parent may reasonably request to consummate or to evidence the consummation of the transactions contemplated by this Agreement, including, without limitation, using commercially reasonable efforts to obtain any Consents and file any documents with Governmental Authorities or foreign governmental authorities with respect to the transfer of Intellectual Property items listed on Schedule 3.18 and the approvals described in Schedule 3.17.

         5.5     Governmental Matters.

                 5.5.1 HSR Act Compliance. If the parties determine that such a filing is required, promptly after the date hereof, Quest shall file any notification required to be filed under the HSR Act to consummate the transactions contemplated hereby, and shall request early termination of the waiting period thereunder. In such event, Quest shall use all reasonable efforts to comply as promptly as practicable with any request made pursuant to the HSR Act for additional information. Quest shall reasonably cooperate with Buyer or Buyer Parent in such compliance.

                 5.5.2 Other Governmental Approvals. Quest shall comply with any other Laws which are applicable to any of the transactions contemplated hereby and pursuant to which government notification or approval of such transaction is necessary. Quest shall cooperate with Buyer and Buyer Parent in any manner reasonably requested by Buyer or Buyer Parent in providing any information about Quest which is required for this purpose and in promptly filing, separately or jointly with Buyer or Buyer Parent, any applications for such government notification or approval.

         5.6 Supplements to Schedules. If, to Seller's Knowledge, any event occurs or condition changes that causes any of its representations or warranties in this Agreement to be inaccurate, Seller shall promptly notify Buyer or Buyer Parent thereof in writing. Seller may amend or supplement the Schedules to account for any such event or change. If such supplement or amendment relates to any inaccuracy in the representations or warranties which would cause the condition in Section 8.1.1 to not be satisfied, then Buyer and Buyer Parent shall have five business days from the date of Seller's notice in which to terminate this Agreement by giving Seller a notice of termination. If Buyer or Buyer Parent fails to timely give such notice of termination, then the inaccuracy to which said supplement or modification relates shall not be taken into account in determining whether the condition in Section 8.1.1 has been satisfied.

         5.7 No-Shop Provisions. From the date hereof until the date this Agreement is terminated in accordance with Section 10.1, neither Quest nor any of its respective agents or Affiliates will, directly or indirectly, solicit or furnish any information to any prospective buyer, commence or conduct negotiations with any other party, or enter into any agreement with any other party concerning the sale of all or any material portion of the Assets.

         5.8 Noncompetition. Quest agrees that, effective as of the Closing Date and until the fourth anniversary of the Closing Date (the "NONCOMPETITION PERIOD"), without the prior approval of Buyer, neither Quest nor any of its Affiliates will, directly or indirectly, on its own behalf or as an agent of or an investor in another Person:

                 (a) engage in the business of inventing, developing, designing, manufacturing, licensing, selling or distributing any product or device which is competitive with any of the products invented, developed, designed or being developed or designed, manufactured or distributed by Seller immediately prior to the Closing or by Buyer prior to the termination of the Lease Agreement described in Section 8.1.8 (the "COMPETITIVE BUSINESS");

                 (b) influence or attempt to influence any (i) customer or supplier of Buyer or (ii) any customer or supplier of Seller during the three year period prior to the Closing Date to purchase or supply goods or services related to the Competitive Business from or to any Person other than Buyer; or

                 (c) solicit the employment of or hire any person who was an employee of Buyer within the 12-month period preceding such solicitation or hiring;

provided, however, that nothing herein shall preclude any Person from engaging in the business conducted by ANS immediately prior to the Closing or engaging in any other business which is not a Competitive Business, or from making an investment in any entity which may engage in the Competitive Business so long as such investment interest does not exceed five percent of the outstanding voting securities of such entity and so long as such investment does not require such

Person making the investment to provide services with respect to the operation and affairs of the entity in which such investment is made.

         If any provision of this Section 5.8 should be found to be unenforceable by reason of its being too broad as to the period of time, territory, and/or scope, then, and in that event, Buyer and Quest agree that such provision shall nevertheless remain valid and fully effective, but shall be considered to be amended so that the period of time, territory, and/or scope set forth shall be changed to be the maximum period of time, the largest territory, and/or the broadest scope, as the case may be, which would be found enforceable. Any violation of the provisions of this Section 5.8 shall automatically toll and suspend the Noncompetition Period for the duration of such violation.

                                   ARTICLE 6
                      COVENANTS OF BUYER AND BUYER PARENT

         6.1 Cooperation by Buyer and Buyer Parent. From the date hereof through the Closing Date, each of Buyer and Buyer Parent shall use all reasonable efforts to take all actions and to do all things necessary or advisable to consummate the transactions contemplated by this Agreement and to cooperate with Quest in connection with the foregoing, including executing and delivering the Lease Agreement described in Section 8.1.8 and the License Agreement described in Section 8.2.6 and using commercially reasonable efforts to obtain the Consents required to consummate the transactions contemplated by this Agreement.

         6.2 Pre-Closing Access to Information. Each of Buyer and Buyer Parent shall comply with the limitations on the disclosure and use of information set forth in the Confidentiality Agreement with respect to the information that Quest provides to any of Buyer, Buyer Parent, their accountants or their counsel in and pursuant to this Agreement. Buyer and Buyer Parent shall refrain from imposing any undue burden upon Quest and from interfering with the operations of Quest.

         6.3 Further Assurances. Subject to the other terms and conditions of this Agreement, at any time and from time to time, whether before or after the Closing, each of Buyer and Buyer Parent shall execute and deliver all instruments and documents and take all other action that Quest may reasonably request to consummate or to evidence the consummation of the transactions contemplated by this Agreement.

         6.4     Governmental Matters.

                 6.4.1 HSR Act Compliance. If the parties determine that such a filing is required, promptly after the date hereof, Buyer and Buyer Parent shall file any notification required to be filed under the HSR Act to consummate the transactions contemplated hereby, and shall request early termination of the waiting period thereunder. In such event, Buyer and Buyer Parent shall use all reasonable efforts to comply as promptly as practicable with any request made pursuant to the HSR Act for additional information. Buyer and Buyer Parent shall cooperate with Quest in such compliance and shall pay all filing fees in connection with the HSR Act.

                 6.4.2 Other Governmental Approvals. Each of Buyer and Buyer Parent shall comply with any other Laws which are applicable to any of the transactions contemplated hereby and pursuant to which government notification or approval of such transaction is necessary. Each of Buyer and Buyer Parent shall cooperate with Quest in any manner reasonably requested by Quest in providing any information about Buyer or Buyer Parent which is required for this purpose and in promptly filing, separately or jointly with Quest, any applications for such government notification or approval. Each of Buyer and Buyer Partner shall use all reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Authority with respect to the transactions contemplated hereby.

         6.5 Noncompetition. Buyer and Buyer Parent agree that effective as of the Closing Date and until the second anniversary of the Closing Date (the "ANS NONCOMPETITION PERIOD"), without the prior approval of Quest, neither Buyer nor Buyer Parent, nor any of its Affiliates will, directly or indirectly, on its own behalf or as an agent of or an investor in another Person:

                 (a) engage in the business of inventing, developing, designing, manufacturing, licensing, selling or distributing any product or device which is competitive with any of the products invented, developed, designed or being developed or designed, manufactured or distributed by ANS immediately prior to the Closing, or by Quest or ANS during the period beginning on the Closing Date and ending on the date of the termination of the Lease Agreement described in Section 8.1.8 (the "ANS COMPETITIVE BUSINESS");

                 (b) influence or attempt to influence any (i) customer or supplier of ANS or (ii) any customer or supplier of Buyer or Buyer Parent during the three year period prior to the Closing Date to purchase or supply goods or services related to the ANS Competitive Business from or to any Person other than ANS; or

                 (c) solicit the employment of or hire any person who was an employee of ANS or Quest (including without limitation Retained Employees but excluding the Transferred Employees) within the 12-month period preceding such solicitation or hiring;

provided, however, that nothing herein shall preclude any Person from engaging in any other business which is not an ANS Competitive Business.

         If any provision of this Section 6.5 should be found to be unenforceable by reason of its being too broad as to the period of time, territory, and/or scope, then, and in that event, Buyer, Buyer Parent and Quest agree that such provision shall nevertheless remain valid and fully effective, but shall be considered to be amended so that the period of time, territory, and/or scope set forth shall be changed to be the maximum period of time, the largest territory, and/or the broadest scope, as the case may be, which would be found enforceable. Any violation of the provisions of this Section 6.5 shall automatically toll and suspend the ANS Noncompetition Period for the duration of such violation.

                                   ARTICLE 7
                                MUTUAL COVENANTS

         7.1 Taxes. The Parties agree and acknowledge that the transactions contemplated by this Agreement constitute the sale of the entire operating assets of a separate business or of a separate division, branch or identifiable segment of a business for sales Tax purposes, and that no sales or use Taxes are due on such sale.

                 7.1.1 Quest's Responsibility. Except as otherwise provided in Section 7.1.2, Quest shall be liable for any and all Taxes attributable to any taxable period on or before the Closing Date due or payable, now or in the future, by Seller or its Affiliates with respect to the operations of Seller or the Assets. Quest shall promptly reimburse Buyer for any transfer, sales, deed, duties, stamp, use and similar Taxes, if any, resulting from the sale of the Assets, including fees to record assignments, after receipt of written notice from Buyer of such Taxes, together with all supporting documentation; provided, however, that Quest shall have no obligation to reimburse Buyer for such Taxes unless Buyer has fulfilled its obligations under Section 7.1.2 and either (a) Quest agrees that Quest owes such Taxes, or (b) Quest has had the opportunity to contest such Taxes with the appropriate Governmental Authority.

                 7.1.2 Buyer's and Buyer Parent's Responsibility. Anything in Section 7.1.1 to the contrary notwithstanding, Buyer and Buyer Parent shall be liable, jointly and severally, for any and all Taxes attributable to any period after the Closing Date due or payable by Buyer or by Buyer Parent or Quest with respect to the operations of Buyer, Buyer Parent or the Assets. Buyer agrees to notify Quest promptly in writing of Buyer's receipt of any proposed assessment or notice of Tax due with respect to any sales Tax for which Buyer will request reimbursement from Seller pursuant to Section 7.1.1 and will allow Quest to assume and control the defense against any such assessment or notice and Buyer will cooperate with Quest in such defense.

                 7.1.3 Aggregate Purchase Price Allocation. Buyer shall prepare an allocation of the Aggregate Purchase Price among the Assets (the "PURCHASE PRICE ALLOCATION") and provide

Quest with a written statement of the proposed Purchase Price Allocation at least five days prior to the Closing Date. Unless Quest reasonably objects to the Purchase Price Allocation (in which case the Parties will work together in good faith to resolve such objection and if unable to do so, the Parties shall submit the matter to arbitration in accordance with the provisions of Section 11.11), Buyer and Quest agree that the Purchase Price Allocation shall be used, reported and implemented by both Quest and Buyer for federal, state, local and other tax purposes.

         7.2     Employee Matters.

                 7.2.1 Employment. Effective as of the Closing Date and subject to Buyer's amendment or termination rights provided in Section 7.2.3, Buyer shall offer employment to the employees of Seller identified on Schedule 7.2.1(a) at the same or higher salary or wage rates and with medical, life insurance, retirement savings and other benefits that are listed and described on Schedule 7.2.1(a). Such salary or wage rates and other benefits shall be in the aggregate, comparable to (except as otherwise provided for in any employment agreements between any such employees and Buyer), those provided by Seller to such persons as of the date of this Agreement (persons accepting such offers of employment are hereinafter referred to as "TRANSFERRED EMPLOYEES"). The employees of Seller identified on Schedule 7.2.1(b) who will remain as employees of Quest are hereinafter referred to as the "RETAINED EMPLOYEES." Neither Buyer nor Buyer Parent shall be liable for any severance payments asserted against Quest, Buyer or Buyer Parent by, or other liability, including, without limitation, any liability with respect to health care continuation coverage under COBRA, or obligation to, any employees or former employees of Seller who are not Transferred Employees.

                 7.2.2 Retention Agreements. On the Closing Date, Quest shall assign and deliver to Buyer, and Buyer shall accept from Quest the Retention Agreements for each Transferred Employee who is party to a Retention Agreement and listed on Schedule 1.1(a) (except as otherwise provided for in any employment agreements between any such Transferred Employee and Buyer), provided such Retention Agreements have been amended as set forth in Section 5.1(c), and all Liabilities thereunder shall be Assumed Liabilities, which shall not be deducted from the Aggregate Purchase Price. In Section 5.1, Quest agrees to assist Buyer in obtaining amendments to the Retention Agreements with Transferred Employees pursuant to which, among other things, the Transferred Employees would waive any rights to compensation under the Retention Agreements because their "job responsibilities are significantly reduced." Subject to the Retention Agreements and Section 7.2.3, nothing herein shall be construed to limit or modify Buyer's right to terminate the employment of Transferred Employees or to restrict Buyer's right to apply its own employment practices and policies (including but not limited to modification of salary or wage rates) with respect to Transferred Employees.

                 7.2.3 Continuing Benefits and Benefit Plans. Buyer shall provide the medical and life insurance benefits to the Transferred Employees and their dependents effective on the Closing Date pursuant to medical and life insurance plans sponsored or maintained by Buyer or Buyer Parent; provided, however, Buyer shall waive any waiting periods, active at work requirements, non-confinement requirements, and pre-existing conditions clauses that would apply to a Transferred Employee or his dependent solely as a result of being treated as a new employee of Buyer and shall credit each Transferred Employee with all deductible payments and co-payments paid by such Transferred Employee under Quest's health benefits program prior to the Closing Date during the year in which the Closing occurs for the purpose of determining the extent to which any such Transferred Employee has satisfied his or her deductible and whether he or she has reached the out-of-pocket maximum under Quest's medical plan for such year. Buyer shall credit Transferred Employees' service with Quest for purposes of eligibility and vesting under Buyer's or Buyer Parent's employee benefit plans. Buyer and Buyer Parent retain the right to amend or terminate any employee pension, welfare, fringe or other benefit plan, program, policy or arrangement that may apply to any Transferred Employee or any other employees of Buyer or Buyer Parent; provided, that any termination or amendment made prior to the first anniversary of the Closing Date shall be consistent with the foregoing provisions of this Section 7.2.3.

                 7.2.4 Employee Savings Plan. Effective as of the Closing Date, each Transferred Employee's account balance in the Quest Employee Savings Plan shall become fully vested and non-forfeitable without regard to such Transferred Employee's length of service. As soon as practicable following the Closing Date, but in any event by April 30, 1998, Quest shall cause the accounts of the Transferred Employees in the Quest Employee Savings Plan to be distributable to them in a lump sum. Buyer shall provide the Transferred Employees with the option of rolling over their distributions from the Quest Employee Savings Plan (which qualify as eligible rollover distributions as defined in Code Section 402(c)(4)) into a tax-qualified defined contribution plan, including using its reasonable good faith efforts to provide the option of a direct rollover of any outstanding participant loans.

                 7.2.5 Bonuses. Prior to the Closing, Quest shall pay all bonuses accrued up to the Closing Date to its officers who are Transferred Employees and to Eric Bucklein and Kathy Bucklein.

         7.3     Cooperation and Exchange of Information.

                 7.3.1 Documents, Records and Files. As soon as practicable, but in any event within 10 days after a Party's request in the case of documents, records, or files in the control or possession of any other Party, from and after the Closing Date, the Party to whom the request is directed shall provide the requesting Party with such cooperation and shall deliver to the requesting Party, at such requesting Party's cost and expense, such information and data concerning the Assets and the results of the operation of the Assets in order to enable the Parties to complete and file all Returns and filings with the Securities and Exchange Commission or other Governmental Authority which they may be required to file with respect to the Assets or the results of the operation of the Assets prior to the Closing or to respond to audits by any taxing authorities with respect to such operations and to otherwise enable the parties to satisfy their internal accounting, tax, securities Laws compliance and other legitimate requirements. The Parties shall make their employees and facilities available on a mutually convenient basis to provide explanation of any documents or information provided hereunder.

                 7.3.2 Transition Services. During the Transition Period, the Parties shall use all reasonable efforts to take such actions and do all things necessary or advisable to enable Buyer and Quest to adequately conduct their businesses, and for Buyer to operate the Assets in the ordinary course consistent with Seller's past practices and for Quest to operate the Excluded Assets in the ordinary course of its business, including using all reasonable efforts to cause the Retained Employees and the Transferred Employees specified on Schedule 7.3.2 (the "SPECIFIED EMPLOYEES") to be available to Buyer and Quest, as applicable, upon reasonable request to assist Buyer and Quest, as applicable, with the foregoing (the "TRANSITION SERVICES"). Each of Buyer and Quest shall reimburse the other on a monthly basis for the allocable portion of such Specified Employees' time as is expended on its behalf (including salaries and wages, benefit costs, payroll and related Taxes, and other identifiable employee-related costs). At the end of the Transition Period, Buyer and Quest will work together in good faith to apportion and allocate to each other in a fair and equitable manner any tangible assets that they have shared during the Transition Period that were not specifically identified in Schedules 2.1.1 or
2.1.2 or otherwise as Buyer or Quest assets. The scope, time allotment and cost and expense of the Transition Services to be provided by Buyer and Quest shall be determined by a committee comprised of a representative designated by Buyer and a representative designated by Quest. In each case, the designated representatives shall be acceptable to the other Party in its reasonable discretion.

         7.4 Public Announcements. The Parties shall agree on the terms of any press releases or other public announcements related to this Agreement and shall consult with each other before issuing any press releases or other public announcements related to this Agreement; provided, however, that any Party may make a public disclosure if in the opinion of such party's counsel it is required by Law or the rules of the Nasdaq Stock Market or applicable exchange to make such disclosure. The Parties agree, to the extent practicable, to consult with each other regarding any such public announcement in advance thereof.

         7.5 Proration. Quest and Buyer shall prorate, as of the Closing Date, amounts relating to (a) the personal property Taxes assessed by State or local Governmental Authorities on the value of the personal property Assets (inventory, fixed assets, etc.) for the 1998 calendar year, based on the value of such Assets as of December 31, 1997, and (b) utilities in connection with the Leased Real Property (collectively, the "PRO RATED EXPENSES"). Buyer's share of the Pro Rated Expenses determinable on the Closing Date shall be added to the Aggregate Purchase Price in accordance with Section 2.2, and the remaining Pro Rated Expenses determined after the Closing Date shall be promptly reimbursed to the appropriate Party after the determination of such amount is made.

         7.6. Fees and Expenses. Buyer and Quest shall each pay one-half of each of (a) the out-of-pocket costs and expenses for the survey requested by Buyer to be conducted on the Real Property prior to Closing and (b) the out-of-pocket costs and expenses for the preparation of historical audited financial statements of Quest required to enable Buyer to file a Form 8-K after the Closing in compliance with securities Laws. Each Party shall pay promptly such fees, costs and expenses after written notice thereof.

         7.7 Nondisclosure. The Parties acknowledge and agree that all customer, prospect and marketing lists, sales data, intellectual property, proprietary information and trade secrets of either Quest or Buyer, as applicable (collectively, the "CONFIDENTIAL INFORMATION"), are valuable, special and unique assets of Buyer or Quest, as applicable. Buyer and Quest agree to treat the other Party's Confidential Information as confidential and not to disclose any such Confidential Information to any Person or make use of any such Confidential Information for its own purposes or for the benefit of any other Person (other than such Party owning the Confidential Information), except to the extent required to enable either Party to perform its obligations under Section 7.3 (including, without limitation, disclosing such Confidential Information to the Specified Employees and its other employees), or by applicable laws and regulations, or by any subpoena or similar legal process or to the extent such Confidential Information becomes publicly available (other than as a result of a breach of this Agreement). The Parties further agree that, following the Closing, (a) the Confidential Information of Buyer shall include all customer, prospect and marketing lists, sales data, intellectual property, proprietary information, trade secrets and other Intellectual Property constituting part of the Assets purchased by Buyer pursuant hereto,
(b) Buyer shall be free to utilize such Confidential Information constituting part of the Assets as it deems appropriate and (c) Quest and its Affiliates shall keep, and shall cause the Retained Employees along with the respective officers, directors, employees, agents and representatives of Quest and its Affiliates to keep, such Confidential Information confidential in accordance with this Section 7.7.

         7.8 Material Review Board Inventory. Approximately $166,000 in CVS inventory located at various Material Review Board locations is included in the Excluded Assets, and accordingly, Buyer is not buying such inventory from Quest at Closing. The Parties agree, however, that Buyer will use its commercially reasonable efforts to rework this inventory following the Closing, and that within 90 days of the Closing, Buyer will buy the reworked inventory that is salable in the ordinary course of business, at Quest's standard cost less Buyer's cost of reworking such inventory.

                                   ARTICLE 8
                        CONDITIONS PRECEDENT TO CLOSING

         8.1 Conditions Precedent to Buyer's and Buyer Parent's Obligations. The obligation of Buyer and Buyer Parent to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction of the following conditions, any of which may be waived in writing by Buyer or Buyer Parent.

                 8.1.1 Accuracy of Representations and Warranties. The representations and warranties made by Quest in this Agreement shall be true and correct when made and as of the Closing Date, except for (a) representations and warranties made as of a specified date, which shall be true and correct as of the specified date, and (b) breaches and inaccuracies that do not have, individually or in the aggregate, a Material Adverse Effect.

                 8.1.2 Consents; Performance of Covenants. Quest shall have performed and complied with all covenants and agreements required by this Agreement to be performed by Quest prior to or at the Closing Date, except for breaches that do not have, individually or in the aggregate, a Material Adverse Effect. Schedule 3.8 lists the material Consents that Quest shall have obtained by the Closing Date.

                 8.1.3 Deliveries. Quest shall have delivered to Buyer or caused to be delivered to Buyer the documents required by Section 9.2.

                 8.1.4 Compliance with HSR Act. If the HSR Act is applicable, all applicable waiting periods under the HSR Act shall have expired or been terminated.

                 8.1.5 No Order. No Order shall be in effect forbidding or enjoining the consummation of the transactions contemplated hereby, and no suit or proceeding shall have been instituted against any Party by a non- Affiliate of any Party to restrain or enjoin the consummation of the transactions contemplated hereby that has a reasonable likelihood of success on the merits.

                 8.1.6 Financial Statements. Quest shall have delivered to Buyer either (a) copies of audited historical financial statements of Seller necessary to enable Buyer to file its Form 8-K after the Closing in compliance with securities Laws, or (b) a letter from Ernst & Young, L.L.P. stating that such audited historical financial statements of Seller will be delivered to Buyer within 40 days of the Closing Date.

                 8.1.7 Title and Survey. Quest shall have obtained and delivered to Buyer (a) an as-built survey of the Real Property satisfying the requirements of the Texas Surveyors Association Standards and Specifications for a Category 1A, Condition 11 Survey, and (b) the draft title commitment attached hereto as Schedule 8.1.7(a), which is subject to the standard exceptions included in such form and the Permitted Liens.

                 8.1.8 Lease Agreement. Quest shall have executed and delivered to Buyer a lease agreement, substantially in the form of Exhibit B, pursuant to which Buyer will lease from Quest, in common with Quest, the building located on the Real Property, for the purpose of conducting Buyer's business operations after the Closing, and Quest will lease from Buyer certain other Assets relating to the Real Property.

                 8.1.9 Option Agreement. Quest shall have executed and delivered to Buyer an Option Agreement, substantially in the form of Exhibit C, pursuant to which Buyer shall have an option to purchase the Real Property at the price and on the terms stated therein, and Buyer shall sell and Quest shall purchase the assets identified therein as the "Real Property Assets" if such option is not exercised.

         8.2 Conditions Precedent to Quest's Obligations. The obligation of Quest to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction of the following conditions, any of which may be waived in writing by Quest.

                 8.2.1 Accuracy of Representations and Warranties. The representations and warranties made by Buyer or Buyer Parent in this Agreement shall be true and correct when made and as of the Closing Date except for (a) representations and warranties made as of a specific date, which shall be true and correct as of the specified date, and (b) breaches and inaccuracies that do not have, individually or in the aggregate, a material adverse effect on or with respect to Seller or the transactions contemplated hereunder.

                 8.2.2 Performance of Covenants. Each of Buyer and Buyer Parent shall have performed and complied with all covenants and agreements required by this Agreement to be performed by it prior to or at the Closing Date, except for breaches that do not have, individually or in the aggregate, a material adverse effect on Buyer's or Buyer Parent's ability to consummate the transactions contemplated by this Agreement.

                 8.2.3 Deliveries. Each of Buyer and Buyer Parent shall have delivered to Seller the payments and documents required by Section 9.3.

                 8.2.4 Compliance with HSR Act. If the HSR Act is applicable, applicable waiting periods under the HSR Act shall have expired or been terminated.

                 8.2.5 No Order. No Order shall be in effect forbidding or enjoining the consummation of the transactions contemplated hereby, and no suit or proceeding shall have been instituted against any Party by a non- Affiliate of any Party to restrain or enjoin the consummation of the transactions contemplated hereby that has a reasonable likelihood of success on the merits.

                 8.2.6 License Agreement. Buyer shall have executed and delivered to Quest a license agreement, substantially in the form of Exhibit A, pursuant to which Buyer shall grant Quest a non-exclusive license to use the names "Quest" and "Quest Medical" and the trademarks related thereto in connection with the marketing and sale of Quest's neuromodulation products and in the use of the name in Quest Medical, Inc.'s corporate name.

         8.3 If Conditions Not Satisfied. In the event that any of the conditions set forth in this Article 8 are not satisfied, and the Parties nevertheless consummate the transactions contemplated by this Agreement to take place at the Closing, each Party shall be deemed to have waived any claim for Damages or other relief arising from or in connection with any such nonsatisfaction known to such Party at the time of the Closing.

                                   ARTICLE 9
                                    CLOSING

         9.1 Time and Place. On the terms and subject to the conditions of this Agreement, the Closing shall take place at the offices of Quest's counsel, Hughes & Luce, L.L.P., located at 1717 Main Street, Suite 2800, Dallas, Texas 75201 at 10:00 a.m. local time on the Closing Date or at such other time and place as the Parties shall agree upon in writing.

         9.2 Deliveries by Quest. At the Closing, Quest shall deliver to Buyer the following:

                 (a) bills of sale and other instruments of assignment, transfer and conveyance and such other documents duly executed, necessary to transfer good and marketable title to the Assets to Buyer, subject only to Permitted Liens;

                 (b) the recorded Charter Documents of Quest, recently certified by the Secretary of State of the State of Texas and a certificate of good standing of Quest dated within 10 business days of the Closing Date issued by the Texas Comptroller of Public Accounts;

                 (c) a certificate of the Secretary of Quest, dated the Closing Date, certifying (i) Quest's Charter Documents and good standing, (ii) the adoption of resolutions by Quest's board of directors authorizing the transactions contemplated by this Agreement and (iii) the incumbency and signatures of officers, all in form and substance reasonably satisfactory to Buyer;

                 (d) a certificate of an executive officer of Quest, dated the Closing Date, certifying that (i) each of the representations and warranties made by Seller in this Agreement is true and correct when made and as of the Closing Date (except for representations and warranties made as of a specified date, each of which is true and correct as of the specified date) in all material respects and (ii) all of the terms, covenants and conditions of this Agreement to be complied with and performed by Quest on or before the Closing Date have been complied with and performed in all material respects;

                 (e) a summary of the Estimated Assets and Estimated Liabilities, together with supporting schedules;

                 (f) evidence that the personal property Taxes constituting Pro Rated Expenses have been paid;

                 (g) a written opinion addressed to Buyer from counsel for Quest substantially in the form of Exhibit D;

                 (h)      the Lease described in Section 8.1.8 hereof;

                 (i) the Option Agreement described in Section 8.1.9 hereof; and

                 (j) such other documents, instruments and certificates as Buyer may reasonably request for the transactions contemplated by this Agreement.

         9.3 Deliveries by Buyer and Buyer Parent. At the Closing, Buyer and Buyer Parent shall deliver to Quest the following:

                 (a)      the net amount referred to in the last sentence of
Section 2.2 by wire transfer of immediately available funds to the Specified Account;

                 (b) an assignment and assumption agreement pursuant to which Buyer will assume the Assumed Liabilities;

                 (c) the recorded Charter Documents of Buyer, recently certified by the Secretary of State of the State of Texas, and a certificate of good standing of Buyer dated within 10 business days of the Closing Date issued by the Secretary of State of the State of Texas;

                 (d) the recorded Charter Documents of Buyer Parent, recently certified by the Secretary of State of the State of Delaware, and a certificate of good standing of Buyer Parent dated within 10 business days of the Closing Date issued by the Secretary of State of Delaware;

                 (e) a certificate of the Secretary of Buyer, dated the Closing Date, certifying (i) Buyer's Charter documents and good standing, (ii) the adoption of resolutions by buyer's board of directors authorizing the transactions contemplated by this Agreement, and
(iii) the incumbency and signatures of officers, all in form and substance reasonably satisfactory to Seller;

                 (f) a certificate of the Secretary of Buyer Parent dated, the Closing Date, certifying (i) Buyer Parent's Charter Documents and good standing, (ii) the adoption of resolutions by Buyer Parent's board of directors authorizing the transactions contemplated by this Agreement, and (iii) the incumbency and signatures of officers, all in form and substance reasonably satisfactory to Seller;

                 (g) a certificate of an executive officer of Buyer and an executive officer of Buyer Parent, dated the Closing Date, certifying that (i) each of the representations and warranties made by Buyer and Buyer Parent in this Agreement is true and correct when made and as of the Closing Date (except for representations and warranties made as of a specified date, each of which is true and correct as of the specified date) in all material respects and (ii) all of the terms, covenants and conditions of this Agreement to be complied with and performed by Buyer and Buyer Parent on or before the Closing Date have been complied with and performed in all material respects;

                 (h) the License Agreement described in Section 8.2.6 hereof; and

                 (i) such other documents, instruments and certificates as Quest may reasonably request for the transactions contemplated by this Agreement.

                                   ARTICLE 10
                       TERMINATION PRIOR TO CLOSING DATE

         10.1 Termination. This Agreement may be terminated prior to the Closing Date only as follows: (a) by Buyer or Buyer Parent as provided in
Section 5.6, (b) by the mutual written consent of the Parties; (c) by Quest, on the one hand, or Buyer and Buyer Parent, on the other hand, immediately upon written notice to the other Parties if the Closing has not occurred on or before February 15, 1998 and such failure to occur is not caused by a breach of this Agreement by the Party electing to terminate this Agreement; provided, however, if all conditions to the Closing other than consents, approvals or waivers from any Governmental Authority have been satisfied or waived, such date shall be extended to March 31, 1998; or (d) by Quest, on the one hand, or Buyer and Buyer Parent, on the other hand, immediately upon written notice to the other Parties if an Order is issued that enjoins or prohibits the Closing and becomes final and non-appealable. No Party has the right to terminate this Agreement pursuant to clause (c) above if the Party seeking to terminate is, at the time of such attempted termination, in material breach of any of its representations, warranties, covenants or agreements under this Agreement.

         10.2 Effect of Termination. If this Agreement is validly terminated pursuant to Section 10.1, this Agreement will forthwith become null and void, except that the provisions of Sections 7.4, 11.8 and 11.11 will continue to apply following any such termination. No Party will be relieved of any liability for Damages that such Party may have to any other Party by reason of such Party's breach of this Agreement.

                                   ARTICLE 11
                                 MISCELLANEOUS

         11.1    Survival; Indemnification.

                 11.1.1 Survival of Representations and Warranties. Notwithstanding anything contained in this Agreement to the contrary, the representations and warranties set forth in Articles 3 and 4 shall expire immediately after the Closing; provided, however, that this Section 11.1 shall not preclude Quest, Buyer or Buyer Parent from asserting any claims for Damages arising from negligent misrepresentation or fraud in connection with such representations and warranties.

                 11.1.2   Indemnity.

                          (a)     Quest agrees to indemnify and hold Buyer and
Buyer Parent harmless from and against any and all claims, costs, expenses (including reasonable attorneys' fees), damages, losses or liabilities arising out of, relating from or related to third party claims that the design or manufacture of any of Seller's products shipped or manufactured by Seller prior to Closing have caused damage to such third party.

                          (b)     Promptly after Buyer or Buyer Parent becomes
aware of any claim, demand, action, proceeding, event or condition with respect to which a claim for indemnification may be made pursuant to this Section 11.1.2, Buyer or Buyer Parent shall, if a claim in respect thereof is to be made against Quest, give written notice to Seller of the nature of the matter for which a right to indemnification is claimed (an "INDEMNIFICATION CLAIM"), including a reasonably detailed description of the claim and the basis for indemnification; provided, however, that the failure of Buyer or Buyer Parent to give notice as provided herein shall not relieve Quest of any obligations, except to the extent (and only to the extent) Quest is actually prejudiced thereby. Quest may, following notice and consultation with Buyer, (i) assume the defense of any such claim or litigation in such manner as it may deem appropriate, and (ii) compromise or settle such litigation or claim with Buyer's prior written consent, which shall not be unreasonably withheld. In the event Quest does not elect to defend such claim, then Buyer may defend the same and may compromise or settle such litigation with Quest's prior written consent, which consent shall not be unreasonably withheld. If Buyer defends against the claim, Quest shall promptly reimburse the Buyer or Buyer Parent for the amount of all costs, expenses (including reasonable attorneys' fees), damages, losses or liabilities incurred by the Buyer or Buyer Parent in connection with the defense against, investigation of and settlement of any such claim or litigation.

                          (c)     In no case shall Quest's liability to make
indemnification payments hereunder exceed, in the aggregate, $5 million, and the liability to make indemnification payments shall extend only to claims made by Buyer or Buyer Parent within the applicable statute of limitations period for the underlying claim giving rise to indemnification hereunder. In addition,

(i) in the event damages are caused in part by Buyer's or Buyer Parent's acts or omissions, Quest's indemnity obligation under this Section 11.1.2 shall be limited to such proportion of the damages as is appropriate to reflect the relative fault of Seller or compared to that of Buyer or Buyer Parent, and (ii) Quest shall have no obligation to indemnify Buyer or Buyer Parent to the extent Buyer or Buyer Parent recover the amount of damages from any third parties, including insurers (except to the extent that such recovery results in an adjustment of Buyer's insurance premium, in which case Quest will bear the cost of such adjustments for the period referred to in the first sentence of this
Section 11.1.2(c)). This Section 11.1.2 sets forth the exclusive remedy for monetary damages owing from Quest to Buyer or Buyer Parent that arise from such claims. Notwithstanding the limitation set forth in Section 11.1.2(ii) above, neither Buyer nor Buyer Parent is required to file a claim against its product liability insurer as a condition to make an indemnity claim under this Section 11.1.2.

         11.2 Severability. If any provision of this Agreement as applied to any part or to any circumstance shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement and the application of such provision to any other part or to any other circumstance shall not be affected or impaired thereby.

         11.3 Successors and Assigns. The terms and conditions of this Agreement including, without limitation, the provisions of Section 5.8, shall inure to the benefit of and be binding upon the successors and permitted assigns of the Parties; provided, however, that this Agreement may not be assigned by any Party without the prior written consent of the other Party. For purposes of this Section 11.3, the term successors and assigns shall mean a successor and assign by virtue of a sale of stock, merger, consolidation or sale of all or a substantial part of the assets of the applicable Party.

         11.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall for all purposes be deemed to be an original and all of which when taken together shall constitute the same instrument.

         11.5 Headings. The table of contents, captions and headings used in this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction or interpretation hereof.

         11.6 Waiver. Any of the terms or conditions of this Agreement may be waived in writing at any time by the Party which is entitled to the benefits thereof. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of such provision at any time in the future or a waiver of any other provision hereof.

         11.7 No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, shall create or confer upon any Person (including but not limited to any employees of any Party), other than the Parties or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities, except as expressly provided herein.

         11.8 Other Expenses. Except as otherwise expressly provided herein, each of the Parties shall each pay all costs and expenses incurred by it or on its behalf in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and legal counsel.

         11.9 Notices. Unless otherwise provided herein, any notice, request, instruction, consent or other document required or permitted to be given pursuant to this Agreement shall be in writing and delivered personally, by telecopy or sent by a nationally-recognized overnight courier service or by registered or certified mail, postage prepaid, as follows:

                 If to Quest:

                              Quest Medical, Inc.
                              One Allentown Parkway
                              Allen, Texas 75002-4211
                              Attn: F. Robert Merrill III
                              Facsimile: (972) 390-9687

                 With a copy to:

                              Hughes & Luce, L.L.P.
                              1717 Main Street, Suite 2800
                              Dallas, TX 75201
                              Attn: Kenneth G. Hawari
                              Facsimile Number: (214) 939-5849

                 If to Buyer or Buyer Parent:

                              Atrion Corporation
                              1426 Curt Francis Road
                              Arab, Alabama 35016
                              Attn: Jerry A. Howard
                              Facsimile: (205) 586-1580

                 With a copy to:

                              Berkowitz, Lefkovits, Isom & Kushner
                              1600 SouthTrust Tower
                              Birmingham, AL 35203
                              Attn: B.G. Minisman, Jr.
                              Facsimile Number: (205) 322-8007

or at such other address for a Party as shall be specified in writing by that Party. Any notice, request, instruction, consent or other document delivered as provided herein shall be deemed effectively given upon actual receipt by the Party (but not necessarily the individual person) to be notified.

         11.10 GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED WHOLLY WITHIN SUCH JURISDICTION, WITHOUT GIVING EFFECT TO ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

         11.11 Arbitration. To the extent that the Parties are unable to resolve their disputes or controversies arising out of or relating to this Agreement, or the performance, breach, validity, interpretation or enforcement of this Agreement, through discussion and negotiation, all such disputes and controversies will be resolved by binding arbitration in accordance with Title 9 of the U.S. Code (United States Arbitration Act) and the Commercial Arbitration Rules of the AAA, and subject to Section 11.13, judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. A Party may initiate arbitration by sending written notice of its intention to arbitrate to the other Parties and to the AAA office located in Dallas, Texas (in the case of such dispute arising following the Closing) and the AAA office located in Memphis, Tennessee (in the case of any other dispute). Such written notice will contain a description of the dispute and the remedy sought. The arbitration will be conducted at the offices of the AAA in Dallas, Texas (in the case of such dispute arising following the Closing) and the AAA office located in Memphis, Tennessee (in the case of any other dispute) before an independent and impartial arbitrator acceptable to all Parties. If such dispute relates to either Section 8.1.5 or 8.2.5, the Parties agree to initiate the arbitration immediately and to request that the arbitrator to reach a conclusion within three business days of commencement, unless the Parties agree otherwise. The Party initiating arbitration shall pay the costs and expenses of the arbitration, unless otherwise determined by the arbitrator. The decision of the arbitrator will be final and binding on the Parties and their successors and assignees. The Parties intend that this agreement to arbitrate be irrevocable.

         11.12   Interpretation of Agreement.

                 11.12.1 References. Unless specifically stated otherwise, references to Articles, Sections, Exhibits and Schedules refer to Articles, Sections, Exhibits and Schedules in this Agreement. References to "includes" and "including" mean "includes without limitation" and "including without limitation."

                 11.12.2 Representation; No Reliance. Each Party is a sophisticated legal entity that was advised by experienced counsel and, to the extent it deemed necessary, other advisors in connection with this Agreement. Accordingly, each Party hereby acknowledges that no party has relied or will rely in respect of this Agreement or the transactions contemplated hereby upon any document or written or oral information previously furnished to or discovered by it or its representatives, other than this Agreement (including the Exhibits and Schedules and items described or referenced in the Agreement, Exhibits or Schedules) or the documents and instruments delivered at the Closing.

                 11.12.3 Disclosure. Any item disclosed in one Section or Schedule shall be deemed to be disclosed in any other Section or Schedule where such disclosure is relevant, even if there is no express cross-reference, provided that the relevance of the disclosure is reasonably apparent. Disclosure of items that may or may not be required to be disclosed by this Agreement does not mean that such items are material or create a standard of materiality and shall not be deemed an admission that any such disclosed matter is or may give rise to a breach of any Contract or violation of any Law. Notwithstanding the foregoing, Seller shall make a reasonable effort to set forth express cross references when preparing its Schedules to this Agreement.

                 11.12.4 Interpretation of Provisions. No provision of this Agreement shall be interpreted in favor of, or against, either of the Parties by reason of the extent to which either such Party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

         11.13 Jurisdiction and Consent to Service of Process. The Parties agree that any Action to enforce an arbitration award arising out of or relating to this Agreement or the transactions contemplated hereby shall be instituted in a federal or state court sitting in any state bearing a reasonable relation to the Parties or subject matter of the dispute, other than Alabama. Each Party waives any objection which such party may now or hereafter have to the laying of venue of any such Action, and irrevocably submits to the jurisdiction of any such court in any such Action. Any and all service of process and any other notice in any such Action shall be effective against such Party when transmitted in accordance with Section 11.9. Nothing contained herein shall be deemed to affect the right of any Party to serve process in any manner permitted by Law.

         11.14 Entire Agreement. This Agreement, together with the Schedules and Exhibits hereto, constitutes the sole understanding of the Parties with respect to the matters contemplated hereby and thereby and supersedes and renders null and void all prior agreements and understandings, written and oral, between the Parties with respect to such matters, other than the Confidentiality Agreement, which will continue in accordance with its terms. No Party shall be liable or bound to any other Party in any manner by any promises, conditions, representations, warranties or covenants except as specifically set forth herein or therein.

         11.15 Amendment. No amendment, modification or alteration of the terms or provisions of this Agreement, including any Schedules and Exhibits, shall be binding unless the same shall be in writing and duly executed by the Party against whom such amendment, modification or alteration is sought to be enforced, except as provided in Section 5.6.

         IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.


                                    SELLER:

                                    QUEST MEDICAL, INC.



                                    By: /s/ F. ROBERT MERRILL III
                                       -----------------------------
                                       Name:  F. Robert Merrill III
                                            ------------------------
                                       Title: Senior Vice President-
                                             -----------------------
                                              Finance, Secretary and
                                             -----------------------
                                              Treasurer
                                             -----------------------


                                    BUYER:

                                    QMI ACQUISITION CORP.



                                    By: /s/ JERRY A. HOWARD
                                       ------------------------------
                                       Name:  Jerry A. Howard
                                            -------------------------
                                       Title: President
                                             ------------------------


                                    BUYER PARENT:

                                    ATRION CORPORATION


                                    By: /s/ JERRY A. HOWARD
                                       ------------------------------
                                       Name:  Jerry A. Howard
                                            -------------------------
                                       Title: Chairman, President and
                                             ------------------------
                                              Chief Executive Officer
                                             ------------------------

                                    EXHIBIT A

                                LICENSE AGREEMENT

         This License Agreement (this "Agreement"), dated as of January 30, 1998 is by and between QMI Medical, Inc., a Texas corporation formerly known as QMI Acquisition Corp. ("Licensor"), and Quest Medical, Inc., a Texas corporation ("Licensee").

                                 R E C I T A L S

         This Agreement is the License Agreement contemplated by the Asset Purchase Agreement, dated as of December 29, 1997, by and among Licensee, Licensor and Atrion Corporation, a Delaware corporation and parent corporation of Licensor (the "Purchase Agreement"), pursuant to which Licensee will sell substantially all of the assets of its cardiovascular division to Licensor subject to the terms and conditions set forth therein.

         Licensor owns rights in and to the names "Quest", "Quest Medical", "QMED" and the trademarks related thereto, as such trademarks more particularly described on attached Exhibit A. Said names and trademarks and the registrations therefore are hereinafter collectively referred to as the "Marks."

         It is a condition precedent to the transactions contemplated by the Purchase Agreement that Licensor grant Licensee a non-exclusive license to use the Marks in connection with Licensee's operation of its business, and Licensor and Licensee, by this Agreement, now desire to formalize the terms and conditions of their licensing relationship with respect to the Marks.

         NOW, THEREFORE, in consideration of the foregoing and of the mutual promises hereinafter set forth, Licensor and Licensee agree as follows:

                                    AGREEMENT

         1. Grant of License. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee a royalty-free, non-exclusive license and right to use the Marks in connection with marketing and selling its neuromodulation products and to use the name "Quest" and "Quest Medical" in its corporate name.

         2. Ownership of Marks. Licensee shall do nothing that will adversely affect Licensor's rights in the Marks or Licensor's exclusive ownership of the Marks. Licensee acknowledges that the Marks, all rights therein, and the goodwill associated therewith, are, and shall remain, the exclusive property of Licensor and that Licensor will also continue to use the Marks to market its cardiovascular and other healthcare products to its customers following the sale of the assets sold to Licensor pursuant to the Purchase Agreement. Licensee agrees that all use of the Marks shall inure to the benefit of Licensor and be on behalf of Licensor, and agrees to assist Licensor in recording this Agreement with appropriate governmental authorities, if requested by Licensor. Nothing herein shall give Licensee any proprietary interest in the Marks other than the right to use the Marks in accordance with this Agreement, and Licensee agrees that it will not attack the title of Licensor to the Marks or attack the validity of this Agreement.

         3. Quality Standards. Licensee shall use the Marks only in accordance with good trademark practice. Licensee agrees that the nature and quality of the products and services offered by Licensee in connection with this Agreement shall conform to good industry standards and Licensee shall not manufacture or market any products or services that do not conform to good industry standards. To insure compliance with this Section 3, Licensee agrees to permit reasonable inspection of Licensee's operation, and, upon Licensor's request, to supply Licensor with specimens of intended use of the Marks on product packaging or advertisements prior to such use. Licensee shall also comply with all applicable laws and regulations and obtain appropriate government approvals pertaining to the sale, distribution or advertising of such products and services.

         4. Transferability. The license hereby granted to use the Marks is solely for Licensee's own use, and Licensee shall not have the right to license others to use the Marks. The license hereby granted to use the Marks is non-transferable (whether by operation of law or otherwise). Any attempted transfer in violation of this paragraph shall be void and ineffective for all purposes.

         5. Infringement Proceedings. Licensee agrees to notify Licensor of any unauthorized use of the Marks by others promptly as it comes to Licensee's attention. At the request of the Licensor or with the Licensor's approval, Licensee shall, at its expense, promptly bring infringement or unfair competition proceedings with regard to any unauthorized use of the Marks. Licensor shall have the right to join in any such proceeding at its expense.

         6. Term. The license rights granted to Licensee in this Agreement shall be effective for the period from the date hereof until the fourth anniversary of this Agreement provided Licensee is not in default of any of the quality standards set forth in Paragraph 3 or of any of the other agreements set forth herein and provided further that the license rights granted to Licensee to use the Marks in connection with its corporate name and trading symbol shall terminate ten days following the date of Licensee's change of its corporate name to a name which does not include any of the Marks (the "Corporate Name Change"). Should any such default occur and remain uncured following thirty (30) days written notice thereof by Licensor, Licensor may immediately terminate this Agreement prior to the expiration of such four year period.

         7. Effect of Termination. Upon termination of the rights granted in this Agreement due to an uncured material default in Licensee's obligation to comply with Licensor's quality standards, Licensee shall immediately (a) discontinue all use of the Marks and any name or mark confusingly similar thereto, excluding, however, the use of the names "Quest", "Quest Medical" and "QMED" in connection with its corporate name or trading symbol unless the right to use such names has already terminated due to a Corporate Name Change, (b) delete the Marks from, and destroy, all advertising and sales literature and any other item bearing a Mark, excluding, however, the use of the names "Quest", "Quest Medical" and "QMED" in connection with its corporate name or trading symbol unless the right to use such names has already terminated due to a Corporate Name Change, and (c) shall take whatever other actions may be necessary to insure that all rights in the Marks and the goodwill connected therewith shall remain Licensor's property. Upon a Corporate Name Change, Licensee shall (i) within ten days thereof discontinue all use of the Marks and any name or mark confusingly similar thereto in connection with its corporate name or trading symbol and (ii) take whatever other actions as may be necessary to insure that all rights in the Marks and the goodwill connected therewith remain Licensor's property.

         8. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAWS RULE OR PRINCIPLE THAT MIGHT RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

         9. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to its subject matter and may be waived or modified only in writing.






                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties have executed this Agreement as of the date first above written.


                                          LICENSOR:

                                          QMI MEDICAL, INC.



                                          -------------------------------
                                          Jerry A. Howard, President



                                          LICENSEE:

                                          QUEST MEDICAL, INC.



                                          -------------------------------
                                          F. Robert Merrill, III,
                                          Senior Vice President - Finance,
                                          Secretary and Treasurer

                                    EXHIBIT A

                                      MARKS


               Mark                          U.S. Trademark Registration No.
-----------------------------------          -------------------------------
              QUEST                                    1,226,236

             Q DESIGN                                  1,190,586

                                   EXHIBIT B

                                LEASE AGREEMENT


         This Lease Agreement (this "Lease") made and entered into on this 30th day of January, 1998 by and between QMI MEDICAL, INC., a Texas corporation formerly known as QMI Acquisition Corp. ("Tenant"), and QUEST MEDICAL, INC., a Texas corporation ("Landlord").

         Landlord is the owner of certain real property located in Collin County, Texas described on Exhibit "A" (the "Property") and the building (the "Building") and other improvements located on the Property. As part of the consideration for the sale of certain assets by Landlord to Tenant, Landlord has agreed to lease the Building to Tenant, in common with Landlord, on the terms set forth herein. In addition, because Tenant is buying certain assets that Landlord desires to use in common with Tenant, Tenant has agreed to lease certain equipment located in the Building to Landlord, in common with Tenant, on the terms set forth herein.

         1. Grant: Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Building, in common with Landlord, together with appurtenances thereto including the right to use the lobby, entrances, loading docks, cafeterias and restrooms located in the Building and the parking lots and driveways located on the Property. Tenant hereby leases to Landlord, and Landlord hereby leases from Tenant, the equipment located in the Building and described on Exhibit "B" (the "Equipment"), in common with Tenant.

         2. Term: The term of this Lease (the "Term") shall commence January 30, 1998 (the "Commencement Date"), and end on the earlier of (i) January 30, 1999 and (ii) the date on which Tenant purchases the Property pursuant to the exercise of the option referred to in Paragraph 32 hereof, upon the terms, conditions and covenants contained herein.

         3. Rent: During the Term, Tenant agrees to pay Landlord rent for the Building at the rate of $24,606 per month in advance, and Landlord agrees to pay Tenant rent for the Equipment at the rate of $13,175 per month in advance. For convenience, Tenant agrees to pay Landlord the net amount of these two amounts, or $11,431, per month in advance. One monthly installment of rent shall be due and payable on or before the Commencement Date of this Lease, and a like monthly installment shall be due and payable on or before the first day of each succeeding calendar month during the Term hereof; provided that, in the event the Term hereof shall commence or end on a day that is not the first or last day of a calendar month, rent for any partial calendar month following the Commencement Date or preceding the end of the Term of this Lease shall be prorated by the number of days in said partial calendar months.

         4. Acceptance of the Building: Tenant accepts the Building and Landlord accepts the Equipment as suitable for the purposes for which the same are leased in their present condition, provided Landlord represents and warrants that the Building is in good operating condition and repair, reasonable wear and tear excepted.

         5. Compliance with Law: Tenant shall comply in all material respects with all governmental laws, ordinances and regulations applicable to Tenant's use of the Building. Landlord shall comply in all material respects with all governmental laws, ordinances and regulations applicable to the Building or the Property, including Landlord's use of the Building and the Property.

         6. Real Estate Taxes: Landlord agrees to pay before they become delinquent all taxes (both general and special), assessments or governmental charges of any kind and nature whatsoever lawfully levied or assessed against the Building or the Property (collectively, the "Property Taxes"). Tenant agrees to pay before they become delinquent all taxes with respect to the Equipment (the "Equipment Taxes").

         7. Repairs and Maintenance: (a) Tenant shall during the Term maintain and repair the Equipment. Subject to the provisions of Paragraph 10 below, Tenant shall, at its own cost and expense, repair or replace, as applicable, all portions of the Building damaged or destroyed by Tenant's, its employees', agents' or invitees' actions during the Term, and Landlord shall, at its own cost and expense, repair or replace, as applicable, all portions of the Equipment damaged or destroyed by Landlord's, its employees', agents' or invitees' actions during the Term.

         (b) Landlord shall during the Term of this Lease keep, maintain, and repair all portions of the Building and the Property, including, without limitation, the foundations, the interior and exterior surface of exterior walls of the Building, all windows, doors and plate glass in the Building, downspouts, gutters and roof of the Building, and all plumbing facilities, HVAC and electrical systems in the Building.

         8. Alterations, Additions and Improvements: Tenant shall not create any openings in the roof or exterior walls, or make any material alterations, additions or improvements to the Building, without the prior written consent of Landlord, provided that Tenant may affix its signage to the exterior of the Building at the location and in a manner approved by Landlord. Landlord shall not unreasonably withhold, delay or condition its approval. At the expiration or termination of this Lease, Tenant shall have the right to remove any items installed in the Building by Tenant with Landlord's consent provided that Tenant shall, after removal of such items, repair in a good and workmanlike manner any damage caused by installation or removal thereof. All alterations, additions or improvements in or to the Building shall become the property of Landlord at the expiration or termination of this Lease unless previously removed by Tenant.

         9. Insurance: (a) Landlord agrees to maintain insurance covering the Building, and Tenant agrees to maintain insurance covering the Equipment, in an amount not less than 100% of the "replacement cost" thereof insuring against the perils of fire, lightning, extended coverage, vandalism and malicious mischief, issued by an insurance company or companies admitted in the State of Texas for the writing of such insurance on risks located within Texas. Each party shall, upon the other party's written request, provide the other party with a copy of a certificate of insurance evidencing the insurance carried pursuant to this Paragraph 9(a).

         (b) If the Building should be damaged or destroyed by any peril covered by the insurance to be provided by Landlord under Paragraph 9(a) above, Landlord shall proceed with reasonable diligence to rebuild and repair the Building to substantially the condition in which it existed prior to such damage or destruction. The rent payable hereunder shall be abated during the period the Building (or portion thereof) is untenantable (including during any periods of such rebuilding and repair) in proportion to the portion of the Building rendered untenantable due to such damage or destruction. Notwithstanding anything to the contrary contained in this Paragraph 9(b), Tenant shall have the right to terminate this Lease and all its obligations hereunder if, pursuant to its reasonable estimation, the repair or rebuilding required to be done by Landlord hereunder will exceed 30 days.

         (c) If the Building should be damaged or destroyed by a casualty other than a peril covered by the insurance to be provided by Landlord under Paragraph 9(a) above, Landlord shall have the option to (i) proceed with reasonable diligence to rebuild and repair the Building to substantially the condition in which it existed prior to such damage or destruction, except that Landlord shall not be required to rebuild, repair or replace any part of the partitions, fixtures, additions or other improvements that may have been placed in, on or about the Building by Tenant or (ii) terminate this Lease by 30 days advance written notice to Tenant, whereby this Lease shall be terminated as of the date specified in such notice and the parties shall have no further obligations one unto the other after such date. Landlord shall exercise its option hereunder within 30 days after being notified by Tenant of such damage or casualty. Rent payable hereunder shall be abated during the period the Building (or portion thereof) is untenantable (including during any periods of such rebuilding and repair) in proportion to the portion of the Building rendered untenantable due to such damage or destruction; provided, however, that Tenant shall have the right to terminate this Lease and all its obligations hereunder if, pursuant to its reasonable estimation, the repair or rebuilding required to be done by Landlord hereunder will exceed 30 days. If Landlord elects to terminate this Lease pursuant to this Paragraph 9(c), then Tenant's obligation to pay rent shall be deemed terminated as of the date of the damage to or destruction of the Building.

         (d) If the Equipment should be damaged or destroyed by any peril covered by the insurance to be provided by Tenant under Paragraph 9(a), Tenant shall proceed with reasonable diligence to repair or replace such Equipment.

         (e) Landlord and Tenant each shall maintain general liability insurance, including personal injury and property damage in an amount of not less than $1,000,000.00 per occurrence combined single limit for personal injuries and death of persons and property damage occurring in or about the Building and the Property, plus umbrella coverage of at least $2,000,000.00 per occurrence. Each policy shall name the other party hereto as an additional insured. Each party shall, upon written request of the other party, provide the other party with a copy of a certificate of insurance evidencing the insurance carried by such party pursuant to this Paragraph 9(e).

         10. Waiver of Subrogation: Landlord and Tenant each hereby waives any and all rights of recovery against the other, and against the officers, employees, agents, representatives and business visitors of such other party for loss of or damage to such waiving party or its property or the property of others under its control, arising from any cause insured against under any policy of insurance required to be carried by such waiving party pursuant to the provisions of this lease (or any other policy of insurance carried by such waiving party in lieu thereof) at the time of such loss or damage. The foregoing waiver shall be effective whether or not a waiving party actually obtains and maintains the insurance which such waiving party is required to obtain and maintain pursuant to this Lease (or any substitute therefor). Landlord and Tenant shall, upon obtaining the policies of insurance which they are required to maintain hereunder, give notice to their respective insurance carrier or carriers that the foregoing mutual waiver of subrogation is contained in this Lease.

         11. Utilities and Services; Operating Costs: (a) Landlord shall provide or cause to be provided to Tenant the existing water, sewer, gas, electricity, waste disposal, telephone and other ordinary utility services used in operating, repairing and maintaining the Building. In addition, Landlord shall provide necessary pest control, janitorial and plant maintenance to be provided to the Building and the Property, and electricity to operate the Equipment.

         (b) Within 10 days of its receipt of an invoice from Landlord, Tenant shall reimburse Landlord for one-half of the costs or expenses that, in Tenant's reasonable determination, have been properly charged to the ledger accounts of Landlord described in Exhibit "C" in connection with the utilities and services described in Paragraph 11(a).

         (c) Tenant shall provide or shall cause to be provided maintenance and other services and shall pay all Equipment Taxes and insurance with respect to the Equipment. Within ten (10) days of its receipt of an invoice from Tenant, Landlord shall reimburse Tenant for one-half of the costs or expenses set forth on Exhibit C that, in Landlord's reasonable determination, have been properly charged to the ledger accounts of Tenant.

         12. Hazardous Waste: (a) Tenant shall be responsible for the proper disposal of any hazardous waste created by Tenant's use of the Building at its own expense and shall indemnify, hold harmless and defend Landlord from any and all claims or expense arising from or relating to such hazardous waste created by Tenant's use of the Building. However, Tenant shall not be liable in any manner, nor does Tenant indemnify Landlord, to the extent any hazardous waste or hazardous substance claim arises due to any cause other than Tenant's use of the Property.

         (b) Landlord shall and hereby does indemnify and hold Tenant harmless from and against any and all loss, including diminution in value, damages, expenses, fees, claims, costs and liabilities (including but not limited to, attorney fees and costs of litigation) arising out of or in any manner related to the "release" or "threatened release" of, and for any cleanup responsibility and for any personal or property damage imposed or sought to be imposed upon Tenant by any third party claimant or under any federal, state or local law, ordinance, rule or regulation now or hereafter in effect, with respect to, any hazardous waste or hazardous substance, or any pollutant, or other contaminant on, in, under from or about the Property if such release or threatened release occurs as a result of Landlord's or its employees', agents' or invitees' actions during the Term of this Lease.

         13. Assignment and Subleasing: Tenant may not assign this Lease or sublet the Building or any portion thereof, without the prior written consent of Landlord, which (i) in the event Landlord or any of its affiliates occupies any portion of the Building at the time of the request for consent, shall be in Landlord's sole and absolute discretion and (ii) in the event Landlord or any of its affiliates does not so occupy the Building, shall not be unreasonably withheld, conditioned or delayed, except Tenant may assign this Lease or sublet the Building or a portion thereof to Atrion Corporation, a Delaware corporation and parent of Tenant ("Parent"). In no event shall any assignment or subletting release Tenant from its obligations hereunder. Landlord shall not assign or sublet its leasehold interest in the Equipment without the prior written consent of Tenant.

         14. LIABILITY AND INDEMNIFICATION. EXCEPT FOR ANY CLAIMS, RIGHTS OF RECOVERY AND CAUSES OF ACTION THAT TENANT HAS WAIVED OR RELEASED, LANDLORD SHALL INDEMNIFY, PROTECT, HOLD HARMLESS AND DEFEND TENANT, ITS AGENTS, EMPLOYEES, CONTRACTORS, PARTNERS, DIRECTORS, OFFICERS AND ANY AFFILIATES OF THE ABOVE-MENTIONED PARTIES (COLLECTIVELY, THE "TENANT AFFILIATES") AGAINST ANY AND ALL CLAIMS OR LIABILITY (INCLUDING, WITHOUT LIMITATION, ALL COSTS, ATTORNEYS' FEES, AND EXPENSES INCURRED IN CONNECTION THEREWITH) (I) FOR ANY INJURY OR DAMAGE TO ANY PERSON IN, ON OR ABOUT THE BUILDING WHEN SUCH INJURY OR DAMAGE SHALL BE CAUSED BY THE ACT, NEGLECT, FAULT, OR OMISSION OF ANY DUTY WITH RESPECT TO THE SAME BY LANDLORD, ITS AGENTS, SERVANTS AND EMPLOYEES OR (II) ARISING FROM A BREACH, VIOLATION OR NONPERFORMANCE OF ANY TERM, PROVISION, COVENANT OR AGREEMENT OF LANDLORD HEREUNDER, OR A BREACH OR VIOLATION BY LANDLORD OF ANY COURT ORDER OR ANY LAW, REGULATION OR ORDINANCE OF ANY FEDERAL, STATE, OR LOCAL AUTHORITY (UNLESS THE INDEMNIFIED LOSS IS CAUSED WHOLLY OR IN PART BY THE NEGLIGENCE OR INTENTIONAL MISCONDUCT OF TENANT AND/OR ANY TENANT AFFILIATES, IN WHICH EVENT THIS INDEMNITY SHALL NOT APPLY TO THE ALLOCABLE SHARE OF SUCH LOSS RESULTING FROM THE NEGLIGENCE OR INTENTIONAL MISCONDUCT OF TENANT AND/OR ANY TENANT AFFILIATES). EXCEPT FOR ANY CLAIMS, RIGHTS OF RECOVERY AND CAUSES OF ACTION THAT LANDLORD HAS WAIVED OR RELEASED, TENANT SHALL INDEMNIFY, PROTECT, HOLD HARMLESS AND DEFEND LANDLORD, ITS AGENTS, EMPLOYEES, CONTRACTORS, PARTNERS, DIRECTORS, OFFICERS AND ANY AFFILIATES OF THE ABOVE-MENTIONED PARTIES (COLLECTIVELY THE "LANDLORD AFFILIATES") FROM AND AGAINST ANY AND ALL OBLIGATIONS, SUITS, LOSSES, JUDGMENTS, ACTIONS, DAMAGES, CLAIMS OR LIABILITY (INCLUDING, WITHOUT LIMITATION, ALL COSTS, ATTORNEYS' FEES, AND EXPENSES INCURRED IN CONNECTION THEREWITH) IN CONNECTION WITH ANY LOSS, INJURY OR DAMAGE (I) TO ANY PERSON OR PROPERTY WHATSOEVER OCCURRING IN, ON OR ABOUT THE BUILDING WHEN SUCH INJURY OR DAMAGE SHALL BE CAUSED BY THE ACT, NEGLECT, FAULT OF, OR OMISSION OF ANY DUTY WITH RESPECT TO THE SAME BY TENANT, OR ANY TENANT AFFILIATES, OR INVITEES, OR (II) ARISING FROM A BREACH, VIOLATION OR NON-PERFORMANCE OF ANY TERM, PROVISION, COVENANT OR AGREEMENT OF TENANT HEREUNDER, OR A BREACH OR VIOLATION BY TENANT OF ANY COURT ORDER OR ANY LAW, REGULATION, OR ORDINANCE OF ANY FEDERAL, STATE OR LOCAL AUTHORITY (COLLECTIVELY, THE "LOSSES"), EXCEPT TO THE EXTENT THE LOSSES ARE CAUSED WHOLLY OR IN PART BY THE NEGLIGENCE OR INTENTIONAL MISCONDUCT OF LANDLORD AND/OR LANDLORD AFFILIATES IN WHICH EVENT THIS INDEMNITY SHALL NOT APPLY TO THE ALLOCABLE SHARE OF SUCH LOSSES RESULTING FROM THE NEGLIGENCE OR INTENTIONAL MISCONDUCT OF LANDLORD AND/OR LANDLORD AFFILIATES. IF ANY CLAIM IS MADE AGAINST LANDLORD OR LANDLORD AFFILIATES, OR AGAINST TENANT OR TENANT AFFILIATES (AS APPLICABLE), THE INDEMNIFYING PARTY, AT ITS SOLE COST AND EXPENSE, SHALL DEFEND ANY SUCH

CLAIM, SUIT OR PROCEEDING BY OR THROUGH ATTORNEYS SATISFACTORY TO THE INDEMNIFYING PARTY. THE PROVISIONS OF THIS PARAGRAPH 13 SHALL SURVIVE THE EXPIRATION OR TERMINATION OF THIS LEASE WITH RESPECT TO ANY CLAIMS OR LIABILITY OCCURRING PRIOR TO SUCH EXPIRATION OR TERMINATION.

         15. Condemnation: If, during the Term of this Lease or any extension or renewal thereof, all or a substantial part of the Building should be taken for any public or quasi-public use under any governmental law, ordinance, regulation or by right of eminent domain, or should be sold to the condemning authority under threat of condemnation, this Lease shall terminate and the rent shall be abated during the unexpired portion of this Lease, effective from the date of taking of the Building by the condemning authority.

         If less than a substantial part of the Building is taken for public or quasi-public use under any governmental law, ordinance or regulation, or by right of eminent domain, or is sold to the condemning authority under threat of condemnation, Landlord, at its option, may either (i) terminate this Lease by notice to Tenant, or (ii) promptly at its sole expense restore and reconstruct the Building so taken (other than leasehold improvements made by Tenant or any assignee, subtenant or other occupant of the Building) in order to make the same reasonably tenantable and suitable for the uses for which the Building are leased. The rent payable hereunder during the unexpired portion of this Lease shall be adjusted equitably.

         Landlord and Tenant shall be entitled to receive and retain such separate awards and portions of lump sum awards as may be allocated to their respective interests in any condemnation proceedings. The termination of this Lease shall not affect the rights of the respective parties to such awards.

         16. Default by Tenant: (a) The following events shall be deemed to be events of default (collectively, "Events of Default") under this Lease:

                 (i) Failure of Tenant to pay any installment of the rent or other monetary sum payable to Landlord hereunder and such failure shall not be cured within 10 days after written notice thereof to Tenant.

                 (ii) Failure of Tenant to comply with any term, condition or covenant of this Lease, other than the payment of rent or other monetary sum, and such failure shall not be cured within 30 days after written notice thereof to Tenant, or such additional time if required so long as Tenant is diligently proceeding with such cure, in no event to exceed 60 days in the aggregate, which notice shall specify the nature of such non-monetary default and the steps required to cure same.

         (b) Upon the occurrence of any of the Events of Default listed in this Paragraph 15 which continues after the applicable notice and cure periods as set forth herein, Landlord may, in addition to any other remedies at law or in equity, terminate this Lease.

         17. Default by Landlord: (a) In the event Landlord fails to pay rent or any other monetary sum payable to Tenant hereunder with respect to the Equipment (whether pursuant to

Paragraph 3 or 32) and such failure is not cured within 10 days after written notice thereof to Landlord, such event shall be deemed an event of default by Landlord under this Lease. In such event, Tenant may in addition to any other remedies at law or in equity, terminate this Lease with respect to the Equipment.

         (b) Landlord shall not be deemed to be in default in the performance of any obligation required to be performed by it hereunder unless and until it has failed to perform such obligation within 10 days after written notice by Tenant to Landlord specifying wherein Landlord has failed to perform such obligation; provided, however, that if the nature of Landlord's obligation is such that more than 10 days are reasonably required for its performance, then Landlord shall not be deemed to be in default if it shall commence such performance within such 10 day period and thereafter diligently prosecute the same to completion. If Landlord has failed to perform its obligations within said 10-day period (or failed to commence such performance and diligently prosecute the same to completion within said 30-day period if such obligation reasonably requires more than 10 days for its completion), then Tenant shall have the right, at its option, to terminate this Lease by providing written notice to Landlord or to perform such obligation on behalf of, and for the account of, Landlord, and Landlord shall reimburse Tenant for its reasonable expenses incurred in connection with completing such performance within 10 days after receiving an itemized bill therefor. If Landlord fails to pay such expenses within said 10-day period, Tenant may deduct the amount of such expenses from the next installment(s) of rent becoming due under this Lease until all such expenses have been completely recovered by Tenant. Notwithstanding the foregoing, Tenant shall not be required to give prior notice to Landlord in connection with Tenant's remediation of any emergency situation (i.e., a situation involving a clear and present threat to person or property), and Tenant shall have its offset rights as contained herein with respect to amounts so expended by Tenant in emergency situations upon the failure of Landlord to pay the same as provided herein.

         18. Attorneys' Fees: If, on account of any breach or default by Landlord or Tenant of their respective obligations under this Lease, it shall become necessary for the other to employ an attorney to enforce or defend any of its rights or remedies hereunder, and should such party prevail, the prevailing party shall be entitled to recover from the nonprevailing party any reasonable attorneys' fees and costs of court incurred in connection therewith.

         19. Quiet Enjoyment; Nondisturbance: Landlord warrants that it has full right and power to execute and perform this Lease and to grant the estate herein and that Tenant, on payment of rent and performing the covenants herein contained, shall peaceably and quietly have, hold and enjoy the Building, in common with Landlord, during the full Term of this Lease and any extension or renewal hereof. In the event that Landlord desires to subordinate this Lease to any mortgage, deed of trust or ground lease now or hereafter placed upon the Building, said subordination is expressly conditioned upon Tenant entering into a nondisturbance agreement, in form and substance reasonably acceptable to Tenant, with the mortgagee, beneficiary or ground lessor, as applicable. Concurrently with the execution hereof, Landlord shall deliver a nondisturbance agreement in form reasonably acceptable to Tenant from all of Landlord's mortgagees, beneficiaries and ground lessors with respect to the Building as of the date hereof.

         20. Waiver of Default: No waiver by the parties hereto of any default or breach of term, condition or covenant of this Lease shall be deemed to be waiver of any subsequent default or breach of the same or any other term, condition or covenant contained herein.

         21. Force Majeure: In the event performance by Landlord or Tenant of any term, condition or covenant in this Lease is delayed or prevented by any Act of God, strike, lockout, shortage of material or labor restriction by any governmental authority, civil riot, flood, and any other cause not within the control of Landlord or Tenant, respectively, the period for performance of such term, condition or covenant shall be extended for a period equal to the period Landlord or Tenant is so delayed or hindered.

         22. Exhibits: All exhibits, attachments, annexed instruments and addenda referred to herein shall be considered a part hereof for all purposes with the same force and effect as if copied at full length herein.

         23. Use of Language: Words of any gender used in this Lease shall be held and construed to include any other gender and words in the singular shall be held to include the plural, unless the context otherwise requires.

         24. Captions: The captions or headings of Paragraphs in this Lease are inserted for convenience only, and shall not be considered in construing the provisions hereof if any question of intent should arise.

         25. Successors: The terms, conditions and covenants contained in this Lease shall apply to, inure to the benefit of, and be binding upon the parties hereto and their respective successors and assigns.

         26. Severability: If any provision in this Lease should be held to be invalid or unenforceable, the validity and enforceability of the remaining provisions of this Lease shall not be affected thereby.

         27. Notices: Any notice required or permitted to be delivered hereunder may be delivered in person and, if so delivered, shall be deemed given when received. Otherwise, any such notice shall be deemed given, whether actually received or not, on the third (3rd) day after such notice is deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested, addressed to the parties at the addresses indicated below, or at such other addresses as may have been specified by written notice delivered in accordance herewith.

                 If to Landlord:           QUEST MEDICAL, INC.
                                           One Allentown Parkway
                                           Allen, Texas 75002-4211

                 If to Tenant:             QMI MEDICAL, INC.
                                           1426 Curt Francis Road
                                           Arab, Alabama 35016

         28. Holding Over: Should Tenant, or any of its successors in interest, fail to surrender the Building, or any part thereof, on the expiration of the Term of this Lease, such holding over shall constitute a tenancy from month to month at a monthly rental equal to the rent paid for the last month of the Term of this Lease.

         29. Brokers: Landlord and Tenant warrant and represent to each other that no brokers are entitled to receive a commission in connection with this Lease. Each party hereto ("First Party") hereby indemnifies and holds the other party hereto harmless from and against any and all claims for realtors' or brokers' commissions in connection with this Lease made by parties claiming by, through or under the First Party.

         30. Counterparts. This document may be executed in multiple counterparts.

         31. Waiver of Landlord's Lien: Landlord hereby waives any and all Landlord's liens (whether granted pursuant to statute, constitution, common law or otherwise), and agrees to execute such additional instruments as Tenant shall reasonably request to further evidence such waiver.

         32.     Option Agreement:

         (a) Landlord and Tenant have entered into an Option Agreement for the Purchase and Sale of Real Property dated of even date herewith (the "Option Agreement"), pursuant to which Landlord has granted to Tenant an option to purchase the Property ( the "Option Property"), as such term is defined in the Asset Purchase Agreement among Landlord, Tenant and Parent dated December 29, 1997 (the "Asset Purchase Agreement"), exercisable by delivering written notice to Landlord within nine months following the Closing Date (as defined in the Asset Purchase Agreement). If Tenant exercises the option, Landlord shall have six months following its receipt of notice of such exercise to vacate and to surrender the Option Property to Tenant in the condition in which the same existed as of the date of such exercise, reasonable wear and tear excepted. Under the Option Agreement, Tenant is required to close the purchase of the Real Property by the earlier of (i) six months following the exercise of the Option or (ii) the first anniversary of the Commencement Date.

         (b) If Tenant delivers notice of its exercise of the option on a date which is more than six (6) months following the Commencement Date and accordingly, Landlord is entitled to continue to occupy the Option Property following the end of the Term, such period of continued occupancy by Landlord shall be referred to as the "Landlord Holdover Period." During the Landlord Holdover Period, the positions of the parties hereunder shall be reversed so that Landlord shall be deemed to be the tenant hereunder and, as such, shall use and occupy the Option Property subject to all of the terms and conditions to be observed and performed by, and have all of the rights of, Tenant hereunder; provided, however, Landlord, as "tenant," shall be obligated to pay
(i) rent in the amount of $35,000 per month and otherwise in accordance with Paragraph 3 above and (ii) 50% of the expenses described in, and otherwise in accordance with, Paragraph 11(b), and Tenant shall be deemed to be the "landlord" hereunder and, as such, shall observe and perform all of the terms and conditions to be observed and performed by, and have all of the rights of, Landlord hereunder.

         (c) During the Landlord Holdover Period, Landlord shall continue to observe all of the terms and conditions to be observed and performed as "tenant" with respect to the Equipment.





                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         EXECUTED to be effective as of the date set forth above.


                                  LANDLORD:

                                  QUEST MEDICAL, INC.,
                                  a Texas corporation,


                                  By:
                                      ------------------------------------------
                                      F. Robert Merrill III,
                                      Senior Vice President - Finance,
                                      Secretary and Treasurer


                                  TENANT:

                                  QMI MEDICAL, INC.,
                                  a Texas corporation formerly known as
                                  QMI Acquisition Corp.,


                                  By:
                                      ------------------------------------------
                                      Jerry A. Howard, President

                                  EXHIBIT "A"

                               Legal Description



                                 (See Attached)

                                  EXHIBIT "B"

                                   Equipment


1.       Mainframe computer system and software applications.

2. Office modules and furniture, including, without limitation, desks, chairs, bookshelves, credenzas and filing cabinets.

3. Personal computer systems, including, without limitation, printers and software applications.

4. Office equipment, including, without limitation, copiers, fax machines and telephone systems, and office supplies necessary to maintain such office equipment.

5.       Conference, reception and cafeteria facilities.

                                  EXHIBIT "C"

                           Operating Expense Accounts


                                 (See Attached)

                                   EXHIBTIT C


                       OPTION AGREEMENT FOR THE PURCHASE
                           AND SALE OF REAL PROPERTY

         THIS AGREEMENT is made as of the 30th day of January, 1998, by and between QUEST MEDICAL, INC., a Texas corporation ("Quest"), and QMI MEDICAL, INC. (formerly QMI Acquisition Corp.), a Texas corporation ("Buyer").

                                    RECITALS

         Quest is the owner of certain real property located in Collin County, Texas, more particularly described on EXHIBIT A attached hereto, a portion of which has been condemned and purchased by the Texas Department of Transportation, as set forth on Exhibit A (the "Property") and, pursuant to that certain Asset Purchase Agreement among Buyer, Atrion Corporation, and Quest dated as of December 29, 1997 (the "Asset Purchase Agreement"), Buyer intends to acquire certain assets used in connection with the Property which are set forth on Exhibit B attached hereto (the "Real Property Assets").

         In connection with the purchase and sale of assets provided for therein, the parties intend to enter into a Lease Agreement covering the Property and the Real Property Assets (the "Lease").

         Quest desires to grant to Buyer an option to purchase the Property subject to terms and conditions set forth below.

         In the event Buyer does not exercise the aforementioned option, the Buyer agrees to sell and Quest agrees to purchase the Real Property Assets, subject to the terms and conditions set forth below.

         All capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Asset Purchase Agreement.

         NOW THEREFORE, in consideration of the premises and the mutual covenants set forth below, the parties hereby agree as follows.

         1. OPTION TO PURCHASE. Subject to the terms and conditions hereinafter set forth, Quest does hereby give and grant to Buyer, its successors and assigns, the exclusive continuing option and right to buy (the "Option") the Property, together with all interest of Quest in and to all buildings, improvements, fixtures, easements and appurtenances pertaining thereto.

         2.      TERM.  The term of the Option shall be for a period of nine
(9) months beginning on the date of Closing under the Asset Purchase Agreement (the "Option Period"). The Option shall be exercisable by delivering written notice to Quest at the address and in the manner provided for notices set forth in the Asset Purchase Agreement. If the Option is not exercised within the Option Period, all rights and obligations hereunder will terminate as to all parties and their assignees except as otherwise set forth in paragraph 12 below.

         3. CONSIDERATION. In the event Buyer elects to exercise the Option, the purchase price (the "Purchase Price") for the Property shall be Six Million Five Hundred Thousand and 00/100 Dollars ($6,500,000.00) subject to the adjustments provided herein and prorations at closing and subject to a deduction for any debt assumed pursuant to paragraph 5 below.

         4.      CLOSING.

         (a) DATE OF CLOSING. The consummation of the purchase and sale of the Property is referred to herein as the "Property Closing." If the Option is exercised as provided herein, the Property Closing shall occur on the earlier of (i) the date which is six (6) months after the date of the exercise of the Option or (ii) the expiration of the term of the Lease, such Property Closing to take place at the offices located at the Property.

         (b) CONVEYANCE. Quest shall convey, by special warranty deed, good and indefeasible fee simple title to the Property free and clear of all
liens and encumbrances except for the Permitted Liens (as defined below).   As
used herein, the term "Permitted Liens" shall mean any of the following: (i) liens for taxes not yet due and payable, (ii) easements, encroachments and encumbrances listed in the draft title commitment dated November 4, 1997 issued by Lawyers Title Insurance Corporation, a copy of which is attached hereto as EXHIBIT C (the "Title Commitment"), (iii) liens in favor of MetLife if assumed by Buyer in accordance with paragraph 5 below, and (iv) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over the Property. Quest covenants that, except as otherwise disclosed in the Title Commitment, it has not assigned or conveyed and will not assign or convey any interest, including, without limitation, any easement or leasehold interest, in the Property or permit any liens or other encumbrances to attach thereto prior to the Property Closing. If there should be filed against the Property any such lien or encumbrance or if, any exception to title appears in the Title Commitment other than a Permitted Lien, Buyer may elect either (i) to rescind this Option or (ii) to close the purchase and sale transaction without regard to such title objections but with a mutually-agreed upon adjustment to the Purchase Price. If the parties are unable to agree upon such adjustment, then such dispute shall be resolved by arbitration as provided in paragraph 11 below. Liens affecting the Property (other than the Permitted Liens) which are dischargeable by the payment of money shall be paid by Quest at the Property Closing. Additionally, Quest covenants to maintain the Property in good condition and repair, normal wear and tear excepted. In the event of a breach of the foregoing covenant, Buyer may elect either (i) to rescind this Option or (ii) to close the purchase and sale transaction without regard to such damage but with a mutually-agreed upon reduction in the Purchase Price.
If the parties are unable to agree upon such adjustment, then such dispute shall be resolved by arbitration as provided in paragraph 11 below.

         (c) PROPERTY CLOSING DOCUMENTS. At the Property Closing and as a condition precedent thereto, the parties shall execute and deliver such closing statements, affidavits and other documents necessary to consummate the purchase and sale of the Property pursuant to the terms hereof, including, without limitation, a certificate of Quest certifying that the representations and warranties contained in Sections 3.9, 3.10 and 3.15 of the Asset Purchase Agreement are true and correct as of the date of the Property Closing. Quest shall use its reasonable good faith efforts to revise the Title Commitment in accordance with the memorandum attached hereto (the Title Commitment as so revised being hereinafter referred to as the "Revised Title Commitment").
Quest shall deliver to Buyer at the Property Closing a title commitment that conforms to the Title Commitment (or the Revised Title Commitment if Quest has been successful in obtaining the aforementioned revisions), with such additional changes as may be acceptable to Quest and Buyer, subject only to the Permitted Liens. Quest and Buyer shall share equally the fee for such title policy.

         (d) PROPERTY CLOSING COSTS AND PRORATIONS. Buyer shall pay any deed taxes and recording fees imposed on the conveyance of the Property and one-half of the title insurance premium. Quest shall pay one-half of the title insurance premium. Each party shall be responsible for its own legal fees and costs. All real estate ad valorem taxes for the year in which the Property Closing occurs shall be prorated as of the date of the Property Closing. All unpaid assessments applicable to the Property assessed as of the date of the Property Closing shall be paid at the Property Closing by Quest without regard to when the same shall be due and payable. Any assessments arising after the Property Closing shall be the sole responsibility of Buyer. The provisions of this paragraph 4(d) shall survive the Property Closing.

         (e) POSSESSION. Subject to any term of the Lease to the contrary, Quest shall deliver sole possession of the Property to Buyer on the date of the Property Closing.

         5. METLIFE MORTGAGE. The parties acknowledge that as of the date hereof the Property and certain furniture, fixtures, equipment and the HVAC system located on the Property are subject to liens securing the MetLife Mortgage. Buyer, at its sole option, may assume the MetLife Mortgage and accept conveyance of the Property subject thereto, and in such event, such liens shall continue to encumber the Property and shall be a Permitted Lien.
If Buyer assumes the MetLife Mortgage, such assumption will be given in novation and extinguishment of Quest's obligations thereunder. If Buyer does not elect to assume the MetLife Mortgage, Quest shall transfer the Property and such furniture, fixtures, equipment and HVAC system to Buyer free and clear of any liens in favor of MetLife to Buyer. Quest and Buyer shall share equally any assumption fee charged by MetLife.

         6. TAX ABATEMENT AGREEMENT. After receipt of the notice of Buyer's exercise of the Option and prior to the Property Closing, Quest shall use all reasonable efforts and do all things necessary or advisable to obtain an assignment to and assumption by Buyer of the Tax Abatement Agreement and an agreement from the City of Allen and The Allen Independent School District
waiving all Taxes abated for periods prior to January 1, 1998.   If Quest does
not obtain such assignment of the Tax Abatement Agreement and the waiver referred to in the immediately preceding sentence, Quest shall indemnify and hold harmless Buyer to the extent such abated Taxes are assessed to and required to be paid by Buyer for periods prior to January 1, 1998. In the event Buyer is notified by any taxing authority that such abated Taxes are required to be paid, Quest shall either pay the amount of such abated Taxes directly to the taxing authority within the time designated for payment or pay such amount to Buyer within five (5) business days following Buyer's written notice to Quest.

         7. ASSIGNMENT. Buyer may assign its rights hereunder, provided that any such assignment shall not release Buyer from its obligations hereunder and that written notice of such assignment shall be given to Quest. Subject to the preceding sentence, this agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto.

         8. NOTICES. All communications, notices and demands of any kind which either party may desire or be required to give or to serve upon the other party shall be made in writing and delivered to such party at the address and in the manner set forth in the Asset Purchase Agreement for the giving of notices.

         9.      RISK OF LOSS.

         (a) The risk of loss, damage or destruction to the Property, including, without limitation, any loss or damage due to the location or placement of any substance regulated by local, state or federal law, shall remain with Quest until the date of the Property Closing. Quest shall deliver possession of the Property at the Property Closing in the same condition existing on the date of complete execution hereof, except for normal wear and tear, and Buyer shall be responsible for any damage to the Property caused by Buyer. In the event of any loss, damage or destruction to the Property occurring prior to the date of the Property Closing (other than damaged caused by Buyer), Buyer may elect either (i) to rescind this Option or (ii) to close the purchase and sale transaction without regard to such loss, damage or destruction but with a mutually-agreed upon reduction in the Purchase Price. If the parties are unable to agree upon such adjustment, then such dispute shall be resolved by arbitration as provided in paragraph 11 below.

         (b) The risk of loss, damage or destruction to the Real Property Assets shall remain with Buyer until the Real Property Assets are conveyed to Quest pursuant to paragraph 12 below. If Buyer does not exercise the Option, Buyer shall deliver possession of the Real Property Assets in the same condition existing on the date of complete execution hereof, except for normal wear and tear, and Quest shall be responsible for any damage to such Real Property Assets caused by Quest. In the event of any loss, damage or destruction to the Real Property Assets occurring prior to such conveyance (other than damage caused by Quest), Quest may elect (i) to refuse to purchase any item of the Real Property Assets so damaged or (ii) to close the transaction without regard to such loss, damage or destruction but with an mutually-agreed upon reduction in the purchase price. If the parties are unable to agree upon such adjustment, then such dispute shall be resolved by arbitration as provided in paragraph 11 below.

         10. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties hereto with respect to the subject matter hereof, and no prior agreement or understanding pertaining to any such matter shall be effective for any purpose. No provision hereof may be amended except by an agreement in writing signed by the parties hereto or their respective successors in interest.

         11. ARBITRATION. The arbitration provisions of Section 11.11 of the Asset Purchase Agreement are hereby incorporated herein as if freely set forth in this paragraph 11.

         12.     REPURCHASE OF REAL PROPERTY ASSETS.

         (a) Conveyance. In the event that Buyer does not exercise the Option, then on the date of termination of the Lease (the "Real Property Assets Closing"), the Buyer shall sell, transfer and convey to Quest and Quest shall purchase from the Buyer, the Real Property Assets, free and clear of all liens, mortgages and encumbrances, for the purchase price and upon the terms and conditions set forth below. The Real Property Assets Closing shall take place at the offices located at the Property.

         (b) Purchase Price. The purchase price for Real Property Assets shall be their Net Book Value, as defined on Exhibit B attached hereto, as of the [insert date which is nine months following the Closing Date under the Asset Purchase Agreement].

         (c) Delivery at Closing. At the Real Property Assets Closing and as a condition precedent thereto, the Buyer shall deliver a bill of sale and any other documents necessary to convey the Real Property Assets to Quest.

         (d) Prorations. All ad valorem taxes relating to the Real Property Assets shall be prorated as of the date of the Real Property Assets Closing.

         (e) Remedies. In the event that Quest defaults in its obligation to repurchase the Real Property Assets, then Buyer may take possession and remove all the Real Property Assets from the Property, in addition to any other remedies available to Buyer at law or equity.

         IN WITNESS WHEREOF, Buyer and Quest have executed and delivered this Agreement as of the day and year first above written.


                                                   QUEST MEDICAL, INC.


                                                   By:
                                                      ------------------------
                                                   Its:
                                                       -----------------------


                                                   QMI MEDICAL, INC.


                                                   By:
                                                      ------------------------
                                                   Its:
                                                       -----------------------

STATE OF TEXAS            )

_______________ COUNTY    )

         Before me _________________________________________ on this day personally appeared ________________________, known to me (or proved to me on the oath of ___________) to be the person whose name is subscribed to the foregoing instrument, and known to me to be the president of Quest Medical, Inc., a Texas corporation, and acknowledged to me that he executed said instrument for the purposes and consideration therein expressed, and as the act of said corporation. Given under my hand and seal of office this _____ day of ____________________, 19___.




                                            ----------------------------------
                                            NOTARY PUBLIC

                                            MY COMMISSION EXPIRES: ___________


STATE OF TEXAS            )

_______________ COUNTY    )

         Before me ________________________ on this day personally appeared ________________________, known to me (or proved to me on the oath of
___________) to be the person whose name is subscribed to the foregoing instrument, and known to me to be the president of QMI Medical, Inc., a Texas corporation, and acknowledged to me that he executed said instrument for the purposes and consideration therein expressed, and as the act of said corporation. Given under my hand and seal of office this _____ day of ____________________, 19___.




                                            ----------------------------------
                                            NOTARY PUBLIC

                                            MY COMMISSION EXPIRES: ___________

                                    EXHIBIT D







                                January 30, 1998


Atrion Corporation
QMI Medical, Inc.
1426 Curt Francis Road
Post Office Box 587
Arab, AL  35016

Gentlemen:

     We have acted as corporate counsel to Quest Medical, Inc., a Texas corporation ("Seller"), in connection with Seller's negotiation, execution and delivery of the Asset Purchase Agreement, dated December 29, 1997 (the "Agreement"), by and among Seller, QMI Medical, Inc., a Texas corporation formerly known as QMI Acquisition Corp. ("Buyer"), and Atrion Corporation, a Delaware corporation and parent corporation of Buyer ("Buyer Parent"), pursuant to which Seller has agreed to sell, and Buyer has agreed to purchase, substantially all of the assets of Seller, other than the capital stock of Seller's subsidiaries, the assets necessary to operate such subsidiaries and certain other assets described in the Agreement. This opinion is being furnished to you pursuant to Section 9.2(g) of the Agreement. Except as otherwise defined herein, or unless the context requires otherwise, terms used herein will have the respective meanings stated in the Agreement.

     In connection with this opinion, we have reviewed the Agreement, the License Agreement, dated the date hereof between Seller and Buyer (the "License Agreement"), the Lease Agreement, dated the date hereof between Seller and Buyer (the "Lease Agreement"), the Option Agreement, dated the date hereof between Seller and Buyer (the "Option Agreement"), certain records of Seller, certificates and/or statements of Seller, officers of Seller and public officials, and we have taken such additional steps and reviewed such additional documents and matters of law as we deemed necessary in order to enable us to render this opinion.

     Based on the foregoing and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

     1. Seller is a corporation validly existing and in good standing under the laws of the State of Texas and has all corporate power needed to own or lease its assets and to carry on its

January 30, 1998
Page 2



business as is now being conducted. Seller is duly qualified to transact business in California, which is the only foreign jurisdiction identified to us by Seller where qualification is required by Law.

     2. Seller has all requisite corporate power to execute, deliver and perform its obligations under the Agreement, the License Agreement, the Lease Agreement and the Option Agreement and to consummate the transactions contemplated thereby. The execution, delivery and performance by Seller of the Agreement, the License Agreement, the Lease Agreement and the Option Agreement and the consummation of Seller of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of Seller. The Agreement, the License Agreement, the Lease Agreement and the Option Agreement have been duly and validly executed and delivered by Seller and constitutes valid and binding obligations of Seller, enforceable against Seller in accordance with their terms.

     3. The execution and delivery of the bill of sale, trademark assignment, patent assignment and other instruments of assignment, transfer and conveyance by Seller at the Closing are sufficient to convey to and vest in Buyer all of Seller's rights, title and interest in and to the Assets, subject to the Permitted Liens.

     4. Except as described in Schedule 3.8 to the Agreement, the execution, delivery and performance of the Agreement, the License Agreement, the Lease Agreement and the Option Agreement will not (a) violate any Law; (b) violate any Charter Document of Seller; (c) to our knowledge, violate any Order to which Seller is a party or by which it is bound; (d) require any Consent from any Governmental Authority, except to comply with the HSR Act, if applicable; and
(e) violate or breach any Material Contract, Material Lease or material Permit of Seller listed in Schedules 3.11.2, 3.13 and 3.16, as applicable, of the Agreement; or (f) to our knowledge, result in the creation of any Lien on any assets of Seller.

     5. Except as set forth on Schedule 3.14 to the Agreement, there is no Action by any Person or before any Governmental Authority that is pending or, to our knowledge, threatened against or affecting Seller or any of the Assets. Except as set forth on Schedule 3.14 to the Agreement, Seller is not subject to any Order.

     The foregoing opinions are also subject to the following assumptions, qualifications and limitations:

     (a) The opinions are subject to the effect of any applicable bankruptcy, receivership, insolvency, fraudulent conveyance or transfer, equitable subordination, reorganization,

January 30, 1998
Page 3



conservatorship, moratorium or similar laws or court decisions affecting the enforcement of creditors' rights generally and to the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

     (b) We have assumed the genuineness of all signatures (except for those of Seller) on all original documents, the authenticity and completeness of all documents submitted to Seller as originals, and the conformity to and authenticity and completeness of all documents submitted to Seller as copies. We have assumed the accuracy of the factual matters contained in the documents we examined. In addition, we have relied upon certificates of public officials as to corporate existence, qualification and good standing and upon certificates and statements of Seller and officers of Seller as we considered appropriate, as well as the representations and warranties made by Seller in the Agreement, with respect to the accuracy of factual matters which were not independently established.

     (c) We have assumed that Buyer and Buyer Parent have all requisite power and authority and have taken all necessary action to execute, deliver and perform the Agreement, the License Agreement, the Lease Agreement and all documents and agreements executed in connection therewith to which they are a party and to effect the transactions contemplated thereby. We have also assumed that the Agreement, the License Agreement and the Lease Agreement are valid obligations of, and are enforceable against all parties thereto (other than Seller).

     (d) We express no opinion herein concerning the enforceability of the noncompetition provisions set forth in Sections 5.8 and 6.5 of the Agreement.

     (e) We express no opinion herein concerning the laws of any jurisdiction other than the federal law of the United States and the laws of the State of Texas.

     (f) As used in this opinion, the phrase "to our knowledge" refers to the conscious awareness of facts or other information, without independent investigation, by the lawyers in our firm who have had active involvement in representing Seller in connection with the sale of the Assets pursuant to the Agreement.

     (g) This opinion is limited to matters expressly set forth herein and no opinion is implied or is to be inferred beyond the matters expressly so stated.

January 30, 1998
Page 4



     This letter is furnished solely for your benefit in connection with the transactions referred to in the Agreement, the License Agreement, the Lease Agreement and the Option Agreement and may not be relied upon for any other purpose, or furnished to, used by, circulated to, quoted to or referred to by, any other person without our prior express written consent in each instance. Without limiting the foregoing, without our written consent: (i) no person other than you may rely on this letter for any purpose; (ii) this letter may not be cited or quoted in any financial statement, prospectus, private placement memorandum or similar document; (iii) this letter may not be cited or quoted in any other document or communication which might encourage reliance upon this letter by any person or for any purpose excluded by the restrictions in this paragraph; and (iv) copies of this letter may not be furnished to anyone for purposes of encouraging such reliance.

     All of the opinions expressed herein are rendered as of the date hereof and are limited to present statutes, laws and regulations and to the facts as they currently exist. We assume no obligation to update such opinions to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

                                    Very truly yours,

                           SCHEDULE 2.1.1 - ASSETS


        Subject to Schedule 2.1.2, the Assets shall consist of the following:

              (a) Seller's accounts receivable, installment sales agreements and any other amounts owed to Seller for any reason, and all rights, claims, grievances or causes of action relating thereto (a list of Seller's accounts receivable as of November 30, 1997 is attached hereto for Buyer's information);

              (b) subject to rights granted by Buyer to Quest under the Lease Agreement referred to in the Agreement, Seller's machinery, equipment, leasehold improvements, construction in progress, parts, furniture, furnishings, office equipment, computer equipment and installations and software (such assets as of November 30, 1997 are described in the attached fixed asset listing for Buyer's information)(collectively, the "FIXED ASSETS");

              (c) Seller's inventories and all raw materials, work in and materials ordered and held for shipment or in transit to or from Seller with respect thereto (a list of Seller's inventory as of November 30, 1997 is attached hereto for Buyer's information);

              (d) the fixtures and other improvements or interests in real property leased by American Omni Medical, a division of Quest, and not otherwise included in the Fixed Assets;

              (e) all of Seller's (i) trademarks, service marks, trade names and product names (subject to rights granted by Buyer to Quest under the License Agreement); (ii) licenses, foreign letters patent, patents, patent applications, know-how, patent and know-how licenses, and unpatented proprietary developmental records; (iii) trademark registrations and applications therefor, common law trademarks, service mark registrations and applications therefor (and any associated goodwill necessary for Buyer to preserve, protect and enjoy such names and marks); (iv) copyright registrations, copyrights and licenses and applications for any of the foregoing; (v) trade secrets and proprietary information, technology and other intangible assets and rights of Seller which are related to the products currently being developed or manufactured by Seller; and (vi) all engineering information, drawings, designs, technical data, process and material specifications, parts lists, operating instructions and other manufacturing and clinical information and know-how used by Seller on or prior to the Closing Date in the manufacture of the products currently produced or being developed by Seller, whether or not registered with any governmental authority (see Schedule 3.18 for a list of material Intellectual Property);

              (f) all of Seller's rights in (i) each Material Lease described in Schedule 3.11.2 and each Material Contract described in
        Schedule 3.13, (ii) each Contract or Lease, written or oral, related to the operation of Seller's business and entered into in the ordinary course of business and not required to be listed on Schedule 3.11.2 or 3.13 (the "IMMATERIAL CONTRACTS"), (iii) each other Contract or Lease, written or oral, related to the operation of Seller's business and entered into after the date hereof by Seller in compliance with Section 5.3 and (iv) to the extent assignable, all of Seller's Permits;

               (g) to the extent assignable, all of Seller's rights in and to all service agreements, maintenance agreements and express and implied warranties of third parties with respect to any of the Assets;

               (h) Seller's cash in bank accounts in the name of American Omni Medical, a division of Quest, but no other cash of Seller;

               (i) Seller's security deposits and prepaid expenses, including, without limitation, dues, subscriptions, payments under maintenance agreements and advances to Transferred Employees; and

               (j) all of Seller's books, records, forms and files relating to the Assets or the operation of Seller's business.

        The Assets include all property necessary for the operation of Seller's and all property used exclusively by Seller in the operation of its business, but expressly exclude the Excluded Assets.

                          ACCOUNTS RECEIVABLE LISTING

                                 (See Attached)

                              FIXED ASSET LISTING

                                 (See Attached)

                               INVENTORY LISTING

                                 (See Attached)

                        SCHEDULE 2.1.2 - EXCLUDED ASSETS

        The following assets of Quest are Excluded Assets and are hereby expressly excluded from the definition of "Assets":

                (a) any of the capital stock of ANS or any other subsidiary of Quest set forth on Schedule 3.4 (collectively, the "SUBSIDIARIES"), or any of the Subsidiaries' assets, whether real, personal, mixed, tangible or intangible (such fixed assets of the Subsidiaries as of November 30, 1997 are described in the attached excluded fixed asset listing for Buyer's information);

                (b) any of the assets of Quest used exclusively by Quest in the operation of the Subsidiaries;

                (c) subject to the rights granted by Quest to Buyer under the Lease Agreement referred to in the Agreement, the Real Property, the fixtures and the improvements on the Real Property and any other interest of Quest in the Real Property (other than those fixtures, improvements and interests listed or described on Schedule 2.1.1);

                (d) all of Quest's cash (other than cash in bank accounts in the name of American Omni Medical, a division of Quest), cash equivalents, marketable securities, accrued interest on Quest's cash and marketable securities, checkbooks, cancelled checks, bank accounts, deposits in transit, corporate minute books, corporate seal or the stock records of Quest, general corporate-wide records (including without limitation, accounting records, but excluding accounting records relating to the Assets and the operation of Seller's business) and corporate-wide income and franchise tax returns;

                (e) claims by Quest for adjustments, credits or refunds from vendors, landlords and other providers of goods or services rendered prior to the Closing Date under Contracts or Leases and with respect to goods and all claims of Quest for adjustments, credits or refunds from Tax, licensing or any other Governmental Authorities with respect to Taxes or other charges applicable to Quest paid or accrued prior to and including the Closing Date;

                (f) accounts receivable of Quest that arose on or prior to September 30, 1997, accounts receivable of Quest due from the Medical Device Manufacturers Association and accounts or notes receivable of Quest due from ANS or any other Subsidiary and all rights, claims, grievances or causes of action relating thereto;

                (g) inventory of Quest located at Material Review Board locations as described in Section 7.8 of the Agreement;

                (h) any tax attributes of Quest or its Affiliates, including but not limited to net operating loss carryforwards, investment tax credits and research and development credits;

                (i) prepaid insurance and any refunds due from any insurance company;

                (j) prepaid expenses relating to general corporate activities of Quest, including without limitation, accounting, audit, shareholder enhancement and other professional services, payments related to indebtedness, franchise tax payments, advances to Retained Employees and fees paid to the Nasdaq Stock Market; and

                (k)      intangible assets of Quest that are not listed in
        Schedule 2.1.1 and are not specifically identifiable as being necessary for the operation of Quest's cardiovascular surgical products and intravenous fluid delivery products businesses.

                          EXCLUDED FIXED ASSET LISTING

                                 (See Attached)

               SCHEDULE 2.3(a) - CLOSING DATE ASSUMED LIABILITIES

        In addition to the Liabilities referred to in Schedule 2.3(b), the following Liabilities of Seller are Assumed Liabilities:

                (a) Liabilities under service agreements, maintenance agreements and warranty agreements (to the extent of Seller's warranty reserve); and

                (b) accounts payable and accrued expenses of Seller outstanding on the Closing Date including Liabilities for accrued vacation, sales commission, payroll and related Taxes of the Transferred Employees (the aggregate amount of which Quest estimates will not exceed $819,213).

                  SCHEDULE 2.3(b) - OTHER ASSUMED LIABILITIES

        In addition to the Liabilities referred to in Schedule 2.3(a), the following Liabilities of Seller are Assumed Liabilities:

                (a) To the extent assigned to Buyer, Liabilities under (i) each Material Lease described in Schedule 3.11.2 and each Material Contract described in Schedule 3.13 (other than the promissory notes listed in items 1 through 7 on such Schedule), (ii) each Immaterial Contract (as defined in Schedule 2.1.1), (iii) each Permit relating to Seller's business, and (iv) each other Contract or Lease, written or oral, related to the operation of Seller's business and entered into after the date hereof by Seller in compliance with Section 5.3 (other than Liabilities resulting from any breach, default or claimed breach or default by Seller arising out of acts or omissions of Seller occurring prior to the Closing and other Liabilities consisting of payment obligations which accrued prior to the Closing);

                (b) sales orders for products or services received prior to the Closing in the ordinary course of Seller's business, to the extent not filled as of the Closing Date;

                (c) purchase orders incurred in the ordinary course of business in connection with the purchase by Seller of assets, inventory, materials and supplies;

                (d) Liabilities in excess of Seller's reserve therefor under Seller's service agreements, maintenance agreements and express and implied warranties to customers or other third parties relating to products of Seller; and

                (e)      Liabilities for sick pay of Transferred Employees.